UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )
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Lawson Products, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lawson Products, Inc.
8770 West Bryn Mawr Avenue, Suite 900
Chicago, Illinois 60631
________________

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 14, 2013
________________

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the “Company”, “Lawson”, “we” & “our”), which will be held at 8770 West Bryn Mawr Avenue, Room 936, Chicago, Illinois, 60631 on May 14, 2013 at 10:00 a.m., Central time.

What will I be voting on?

(1) Election of three directors to serve three years (see page 4); and

(2) Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Who is entitled to vote at the Annual Meeting?

You may vote at the meeting if you were a Lawson stockholder of record at the close of business on the record date. The Board of Directors of the Company (the “Board” or “Board of Directors”) has fixed the close of business on March 25, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Accompanying this Notice is a Proxy, a Proxy Statement and a copy of the Company's 2012 Annual Report on Form 10-K. Beginning this year, we are electronically disseminating our Annual Meeting materials by using the “Notice and Access” method approved by the Securities and Exchange Commission. We believe this process will provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the internet as well as instructions on how to receive paper copies if preferred. Additionally, a copy of this Notice, the accompanying Proxy Statement and a copy of the Company's 2012 Annual Report on Form 10-K are available at www.edocumentview.com/LAWS.

By Order of the Board of Directors
Neil E. Jenkins
Secretary

Chicago, Illinois
March 28, 2013

_______________

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 14, 2013
________________
QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING AND VOTING

How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the meeting. Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.

Can I change my vote?
Yes. If you are a registered stockholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:

(1)	Revoking it by written notice to Neil E. Jenkins, our Secretary, at 8770 West Bryn Mawr, Chicago, Illinois, 60631 before your original proxy is voted at the Annual Meeting;

(2)	Delivering a later-dated proxy (including a telephone or Internet vote); or

(3)	Voting in person at the meeting.

If you are a beneficial owner and hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for every share of Lawson common stock that you owned at the close of business on March 25, 2013.

How many shares are entitled to vote?
There are 8,606,456 shares of Lawson common stock outstanding as of March 25, 2013 and entitled to be voted at the meeting. Each share is entitled to one vote.

How many votes are needed for the proposals to pass?

•	Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy.

•	If any nominee should become unavailable for election as a director, which is not contemplated, the proxies will have discretionary authority to vote for a substitute.

•	In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees.

•
Because directors are elected by a plurality of the votes cast at the meeting, a proxy card marked “Withhold” with respect to one or more director nominees will have no effect on the election of the nominees.

What if I vote “abstain”?
A vote to “abstain” on the election of directors will have no effect on the outcome.

If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

What if I don't return my proxy card and don't attend the Annual Meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted. If you are not a holder of record, your record holder cannot vote your shares without your specific instructions on the election of directors because this proposal is considered a non-routine matter. Therefore, banks, brokers or other nominees will not have the discretion to vote shares held by them on behalf of customers if no instructions are received.

“Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:

•	As required by law;

•	To the inspectors of voting; or

•	In the event the election is contested.
The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Lawson. The tabulator of the votes and at least one of the inspectors of voting will be independent of Lawson and our officers and directors.

If you are a holder of record and you write comments on your proxy card, your comments will be provided to us, but your vote will remain confidential.

When will I receive the Proxy Statement?
This Proxy Statement is being sent to stockholders on or about March 28, 2013, in connection with the solicitation of the accompanying proxy by our Board of Directors. Only stockholders of record at the close of business on March 25, 2013 are entitled to notice of and to vote at the meeting. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut, 06902, a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $6,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company.

If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the Internet as set forth in the enclosed proxy, the shares represented thereby will be voted.

PROPOSAL 1: ELECTION OF DIRECTORS

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast its votes for one nominee or distribute them in any manner it chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at nine members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2016.

THE THREE NOMINEES FOR THE BOARD OF DIRECTORS

Directors to Serve Until 2016

Name	Age	First Year Elected Director
James S. Errant	64	2007
Lee S. Hillman	57	2004
Michael G. DeCata	55	N/A

The following information has been furnished by the respective nominees and continuing directors. Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated below.

James S. Errant developed, owned and operated thirteen restaurants over thirty-eight (38) years from 1973 - 2011. Mr. Errant was involved in all facets of the business including: design and construction, concept and product development, marketing, finance management, and employee management. These professional experiences qualify him to serve as a Director.

Lee S. Hillman has served as President of Liberation Advisory Group and Liberation Management Services, both private management consulting firms, since 2003. Mr. Hillman has served as Chief Executive Officer of Performance Health Systems, LLC, an early-stage business distributing bioDensity™ branded, specialty health and exercise equipment, since January 2009. From February 2006 to May 2008, Mr. Hillman served as Executive Chairman and Chief Executive Officer of Power Plate International ("Power Plate"). (In November 2012 PPI Acquisitions, LLC, a consortium headed by Mr. Hillman, reacquired the assets of Power Plate, including the global Power Platebrand and in January 2013, PPI Acquisitions merged with Performance Health Systems. Mr. Hillman will lead the combined company, serving as its CEO, now named Performance Health Systems, LLC. Mr. Hillman has served as a member of the Board of Directors as well as a member of the audit committees of: HealthSouth Corporation, Wyndham International, and RCN Corporation. Currently, he serves as Trustee and member of the audit committee at Adelphia Recovery Trust. These professional experiences, along with Mr. Hillman's particular knowledge and experience in managing and restructuring distressed businesses and having served as Chief Executive Officer, Chief Financial Officer, and/or director of other publicly-traded U.S. and international companies and as a former Audit Partner of an international accounting firm, qualify him to serve as a Director.

Michael G. DeCata was appointed on September 24, 2012 as President and Chief Executive Officer of the Company. Prior to his recent appointment, Mr. DeCata worked in private equity, conducting acquisition analysis and due-diligence for private equity firms in New York, Connecticut, and Boston. Prior to that, he was President of Chefs' Warehouse, a $300 million specialty food distributor with distribution centers in New York City, Baltimore, Los Angeles, San Francisco and Las Vegas. In June 2008 he joined the Board of Directors of Crescent Electric Supply, one of the largest electrical distributors in the United States. Prior to his position at the Chefs' Warehouse, he led the Contractor Supplies Division of United Rentals, a $4.0 billion construction equipment rental company. Mr. DeCata also led Fleet Operations at United Rentals which included the acquisition of new construction equipment as well as maintenance of the fleet and sales of used equipment. From 1997 until 2002 he led the eastern region of WW Grainger. The eastern region generated over $1.4 billion in sales, and consisted of 152 branch locations and a team of approximately 2,000. Mr. DeCata began his career at General Electric and worked in a variety of cross-functional as well as cross-business positions from 1979 until 1997. His GE positions included GE Plastics, GE Semiconductor, GE Robotics & Factory Automation, GE Capital, GE Power Systems, GE Utility and Industrial Sales Division and others. These professional experiences qualify him to serve as a Director.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THESE NOMINEES.

DIRECTORS CONTINUING IN OFFICE

Directors to Serve Until 2014

Name	Age	First Year Elected Director
Ronald B. Port, M.D.	72	1984
Robert G. Rettig	83	1989
Wilma J. Smelcer	64	2004

Nominees to Serve Until 2015

Name	Age	First Year Elected Director
Andrew B. Albert	67	2009
I. Steven Edelson	53	2009
Thomas S. Postek	71	2005

Ronald B. Port, M.D. has served as Chairman of the Board of Directors since April 2007. Mr. Port is a retired physician. Mr. Port has been a director of the Company since 1984 and is the son of the founder. Mr. Port's long-term successful stewardship of the Company and the unique perspective and knowledge gained from his relationship with the Company's founder qualify him to serve as a Director.

Robert G. Rettig is a Consultant and a Retired Executive Vice President of Illinois Tool Works, Inc., a global industrial company. The experience and particular knowledge acquired from managing a multinational industrial company qualify Mr. Rettig to serve as a Director.

Wilma J. Smelcer served as a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. From 2001 through 2006, Ms. Smelcer was a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001. These professional experiences, along with Ms. Smelcer's extensive financial knowledge, qualify her to serve as a Director.

Andrew B. Albert has served as Managing Director and Operating Partner of Svoboda Capital Partners LLC, a private equity investment firm, since February 2007. From December 2000 through May 2006, Mr. Albert served as Chairman and Chief Executive Officer of Nashua Corporation, a manufacturer and converter of specialty paper products and toner. Mr. Albert also served as non-executive Chairman of Nashua's Board of Directors from December 2006 through September 2009. Mr. Albert serves as a Director on the Boards of Border Construction Specialties, a distributor of specialty construction products; Forsythe Technologies, a technology consulting and sales firm; and Transco, Inc., a diversified industrial company. Mr. Albert serves on the Board of Directors of the National Parkinson's Foundation and the Advisory Board of the University of Wisconsin Entrepreneurship Center. These professional experiences, along with knowledge and experience acquired in managing distribution and technology firms, qualify Mr. Albert to serve as a Director.

I. Steven Edelson has served as co-founder and Managing Director of International Facilities Group, a leading facilities development and management company, since June 1995.  Mr. Edelson also serves as Principal and Managing Director of The Mercantile Capital Group, a Chicago based private equity investment firm.  Mr. Edelson serves as Director for iTracs Corporation, a portfolio company of Mercantile Capital Partners II.   Mr. Edelson has more than 25 years of real estate transaction experience. Currently Mr. Edelson is a Managing Member of the Lake Erie Crushers, a professional minor league baseball team in the independent Frontier League.   Mr. Edelson is also a member of the Board of Governors of the Hebrew University in Jerusalem. Mr. Edelson is the proud recipient of the 2005 Ellis Island Congressional Medal of Honor. These professional experiences, along with Mr. Edelson's particular knowledge and experience in capital management, qualify him to serve as a Director.

Thomas S. Postek is a Chartered Financial Analyst currently affiliated with Geneva Investment Management of Chicago since January 2005. Mr. Postek was a partner and principal of William Blair & Company, LLC, a Chicago-based investment firm, from 1986 to 2001. During his tenure at William Blair, Mr. Postek covered various business services as an analyst, including industrial distribution. Mr. Postek is also a director of UniFirst Corporation. These professional experiences, along with Mr. Postek's particular knowledge and expertise in finance and capital management, qualify him to serve as a Director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 15, 2013 concerning the beneficial ownership by each person (including any “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of common stock of the Company, each director, each named executive officer, and all executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table is 8770 West Bryn Mawr Avenue, Chicago, Illinois, 60631. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are included with more than one name in the table. The total number of the Company's shares of common stock issued and outstanding as of March 15, 2013 is 8,606,456.

	Sole Voting and Dispositive Power	Sole Dispositive Power		Shared Dispositive Power		Restricted Common Shares		Unvested Restricted Stock Awards (1)	Total	%
Five Percent Stockholders
Trusts for the benefit of Dr. Port's family	—	—		1,269,678	(2)	—		—	1,269,678	14.8%
DePrince, Race & Zollo, Inc. (3)	800,562	—		101,512		—		—	902,074	10.5%
250 Park Ave. South
Winter Park, Florida 32789
Van Den Berg Management, Inc. (4)	596,083	—		—		—		—	596,083	6.9%
805 Las Cimas Parkway
Austin, Texas 78746
Jenna Walsh	14,660	—		437,989	(5)	—		—	452,649	5.3%
Samantha Borstein	3,460	—		437,988	(6)	—		—	441,448	5.1%
James K. Gardner, Trustee	—	—		875,977	(7)	—		—	875,977	10.2%

Non-Executive Directors
Andrew B. Albert	22,139	—		—		—		5,515	27,654	0.3%
I. Steven Edelson	7,139	—		—		—		5,515	12,654	0.1%
James S. Errant	14,851	487,588	(8)	—		—		5,515	507,954	5.9%
Lee S. Hillman	9,428	—		—		—		5,515	14,943	0.2%
Ronald B. Port M.D.	130,567	—		1,281,041	(9)	—		5,515	1,417,123	16.5%
Thomas S. Postek	19,724	—		—		—		5,515	25,239	0.3%
Robert Rettig	9,139	—		—		—		5,515	14,654	0.2%
Wilma J. Smelcer	9,928	—		—		—		5,515	15,443	0.2%

Named Executive Officers
Michael G. DeCata	5,500	—		—		—		—	5,500	*
Ronald J. Knutson	—	—		—		686	(10)	5,578	6,264	*
Neil E. Jenkins	2,023	—		—		—		6,491	8,514	*
Shon R. Libby	1,350	—		—		—		1,206	2,556	*
Robert O. Border	418	—		—		—		2,915	3,333	*

All Officers & Directors	232,206	487,588		1,281,041		686		60,310	2,061,831	24.0%

*	Less than 0.1%

(1)	Unvested restricted stock awards, which have no voting or dividend rights and are non-transferable, will be exchanged for shares of the Company's Common Stock over their respective voting periods..

(2)
Consists of 1,269,678 shares owned by trusts established for the benefit of Dr. Port and his family. Dr. Port and Charles Levun are co-trustees of these trusts, and accordingly share voting and dispositive with regard to those shares.

(3)	February 28, 2013 holdings based on Schedule 13G/A filed with the SEC by DePrince, Race & Zollo, Inc. on March 7, 2013.

(4)	December 31, 2012 holdings based on Schedule 13G filed with the SEC by Van Den Berg Management, Inc. on February 14, 2013.

(5)
Consists of 14,660 shares of common stock held directly by Jenna Walsh and 437,989 shares of common stock held as co-trustee of the Jenna Walsh Exempt Trust. James Gardner is co-trustee of this trust and those shares are reflected in the shares that he beneficially owns in this table. Jenna Walsh is the daughter of James Errant.

(6)
Consists of 3,460 shares of common stock held directly by Samantha Borstein and 437,988 shares of common stock held as co-trustee of the Samantha E. Borstein Exempt Trust. James Gardner is co-trustee of this trust and those shares are reflected in the shares that he beneficially owns in this table. Samantha Borstein is the daughter of James Errant.

(7)
James Gardner is the co-trustee of the Samantha E. Borstein Exempt Trust (437,988 shares) and the Jenna Walsh Exempt Trust (437,989 shares),Samantha Borstein is co-trustee of the Samantha E. Borstein Trust and Jenna Walsh is co-trustee of the Jenn Walsh Exempt Trust. Mr. Gardner has no monetary interest in the shares held by the trusts.

(8)	Consists of shares owned by trusts for the benefit of Mr. Errant's family. Mr. Errant is the sole trustee of these trusts.

(9)
Consist of 1,236,678 shares of common stock held along with Charles Levun as co-trustees of trusts formed for the benefit of Dr. Port and his family and 11,363 shares of common stock as financial advisor of a trust.

(10)	The restricted common shares have no voting or dividend rights and are non-transferable through May 10, 2013.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Amended and Restated By-Laws provide that the roles of Board Chairman and Chief Executive Officer (“CEO”) may be filled by the same or different individuals. This provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company's circumstances and needs at any given time. The role of Chairman of the Board is currently held by Ronald B. Port, M.D. and the position of CEO is currently held by Mr. Michael DeCata. This separation of the Chairmanship and the CEO position has been in place since 2007. The separation of the Chairmanship and the CEO functions provides the Board with additional independence and oversight. The Board believes this leadership structure has served the Company well and believes it is in the best interest of the Company's stockholders to continue with this structure at this time.

Board of Director Meetings and Committees

The Board of Directors has standing Audit, Compensation, Financial Strategies, Management Development, and Nominating and Governance Committees. All committees have each adopted a charter for their respective committees. These charters may be viewed on the Company's website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr, Chicago, Illinois, 60631.

Annual Meeting Attendance Policy

The Company expects all members of the Board of Directors to attend the annual meeting of stockholders, but from time to time, other commitments may prevent all directors from attending each meeting.

Director Attendance at Board of Directors and Committee Meetings

In 2012, the directors attended on average, either in person or via teleconference, over 98% of the meetings of the Board of Directors and 100% of the respective committees' meetings on which they served. All of the directors attended the last Annual Meeting held on May 15, 2012. The following chart shows the membership and chairpersons of our board committees, committee meetings held and committee member attendance.

Director	Board of Directors	Audit	Compensation	Financial Strategies	Management Development	Nominating & Corporate Governance
Andrew B. Albert	8		5	5	3	4
I. Steven Edelson	7		5	5
Thomas S. Postek	8	10*		5
James S. Errant	8			5	3	4
Lee S. Hillman	8	10	5*	5*
Thomas J. Neri	6**			3**
Ronald B. Port, M.D.	8*			5	3
Robert G. Rettig	8	10	5			4
Wilma J. Smelcer	8	10			3*	4*
Number of Meetings Held	8	10	5	5	3	4
*    Chairperson

**	Thomas J. Neri retired on September 24, 2012.

The Audit Committee
The functions of the Audit Committee include (i) reviewing the Company's procedures for monitoring internal control over financial reporting; (ii) overseeing the appointment, compensation, retention and oversight of the Company's independent auditors; (iii) reviewing the scope and results of the audit by the Company's independent auditors; (iv) reviewing the annual audited financial statements and quarterly financial statements with management and the independent auditors; (v) periodically reviewing with the Company's General Counsel potentially material legal and regulatory matters and corporate compliance; and (vi) reviewing and approving all related party transactions. Additionally, the Audit Committee provides oversight of the Company's formalized Enterprise Risk Management program.

The Audit Committee consists of Thomas S. Postek (Chair), Lee S. Hillman, Robert G. Rettig and Wilma J. Smelcer. Each member of the Audit Committee satisfies the independence requirements of The Nasdaq Stock Market and the SEC and satisfies the financial sophistication requirements of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Postek is an “audit committee financial expert” as such term is defined by the SEC.

The Compensation Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to compensation of the CEO and establishes compensation for all other executive officers of the Company. The Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to the compensation for executive officers; (ii) evaluating the performance of executive officers in light of those goals and objectives and (iii) setting the compensation level of executive officers based on this evaluation. The Compensation Committee also administers incentive-compensation plans and equity-based plans established or maintained by the Company from time to time; makes recommendations to the Board of Directors with respect to the adoption, amendment, termination or replacement of the plans; and recommends to the Board of Directors the compensation for members of the Board of Directors. The Compensation Committee reviews and approves the compensation programs for the CEO and senior management which include the named executive officers (“NEOs”) whose compensation is included in this report. The CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself.

The Compensation Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson and Robert G. Rettig. Each member of the Compensation Committee satisfies the independence requirements of The Nasdaq Stock Market and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code).

The Financial Strategies Committee

The Financial Strategies Committee reviews and evaluates the Company's financial plans and financial structure, monitors the Company's relationship with its lenders, reviews financial results against established budgets, approves any proposed acquisitions, dispositions or liquidations and makes recommendations to the Board of Directors regarding significant capital expenditures. The Financial Strategies Committee consists of Lee S. Hillman (Chair), Andrew B. Albert, I. Steven Edelson, James S. Errant, Ronald B. Port, M.D, and Thomas S. Postek.

The Management Development Committee

The Management Development Committee is responsible for evaluating potential candidates for executive positions, reviewing management development and succession objectives and regularly reviewing the results of the annual incentive evaluation process. The directors who serve on the Management and Development Committee are Wilma J. Smelcer (Chair), Andrew B. Albert, James S. Errant, and Ronald B. Port, M.D.

The Nominating and Governance Committee

The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee consists of Wilma J. Smelcer (Chair), Andrew B. Albert, James S. Errant and Robert G. Rettig. Each member of the Nominating and Governance Committee satisfies the independence requirements of The Nasdaq Stock Market.

Director Nominations

The Nominating and Governance Committee will consider Board of Director nominees recommended by stockholders. Those recommendations should be sent to the Chairman of the Nominating and Governance Committee, c/o Corporate Secretary of Lawson Products, Inc., 8770 West Bryn Mawr, Chicago, Illinois, 60631. In order for a stockholder to nominate a candidate for director, under the Company's Certificate of Incorporation, timely notice of the nomination must be given in writing to the Secretary of the Company. With respect to the meeting, in order to be timely, a stockholder's notice shall be mailed or delivered to the Secretary of the Company not less than 90 days nor more than 110 days prior to the first anniversary of the preceding year's meeting. The Company's Charter is not inconsistent with the By-Laws' provisions. The Company's Certificate of Incorporation specifies additional information regarding the nominee that must accompany the notice.

The Nominating and Governance Committee will follow procedures which the Nominating and Governance Committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent members of the Board of Directors and by stockholders. The manner in which the Nominating and Governance Committee evaluates nominees for director is the same regardless of whether the nominee is recommended by a security holder.

The Nominating and Governance Committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The Nominating and Governance Committee does not have a policy with regard to consideration of diversity in identifying director nominees. The Nominating and Governance Committee will consider a candidate's qualifications and background including, but not limited to, responsibility for operating a public company or a division of a public company, other relevant business experience, a candidate's technical background or professional qualifications and other public company boards of directors on which the candidate serves. The Nominating and Governance Committee will also consider whether the candidate would be “independent” for purposes of The Nasdaq Stock Market and the rules and regulations of the SEC. The Nominating and Governance Committee may, from time to time, engage the service of a professional search firm to identify and evaluate potential nominees.

Deadline for Receipt of Stockholder Proposals for 2013 Annual Meeting

In order to be properly evaluated for inclusion in the Proxy relating to next year's annual meeting, any stockholder proposals must be in writing and received at the Company's corporate headquarters located at 8770 W. Bryn Mawr, Chicago, Illinois, 60631 by December 2, 2013.

In addition, in order to be properly presented at next year's annual meeting, notice of a stockholder proposal must be received between January 24, 2014 and February 13, 2014, at the Company's corporate headquarters, 8770 W. Bryn Mawr, Chicago, Illinois, 60631, unless the meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the May 14, 2013 meeting. Refer to the Company's by-laws for further details regarding the proper timing and procedures for submitting proposals.

The Board of Directors knows of no other proposals which may be presented for action at this year's annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Determination of Independence

The Company's Board of Directors has determined that directors Andrew B. Albert, I. Steven Edelson, James S. Errant, Lee S. Hillman, Ronald B. Port, M.D., Thomas S. Postek, Robert G. Rettig and Wilma J. Smelcer are independent within the meaning of the rules of The Nasdaq Stock Market. In determining independence, the Board of Directors considered the specific criteria for independence under The Nasdaq Stock Market rules and also the facts and circumstances of any other relationships of individual directors with the Company. Mr. Neri, the Company's former CEO, who served as a director until September 2012 was not considered an independent director. Mr. DeCata, our CEO, is not considered an independent director.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

The Board of Directors Role in Risk Oversight and Assessment

 The Board is responsible for overseeing the most significant risks facing the Company and for determining whether management is responding appropriately to those risks. The Board implements its risk oversight function both as a whole and through committees. The Board has formalized much of its risk management oversight function through the Audit Committee.

In 2010, the Audit Committee adopted a plan to implement an Enterprise Risk Management (“ERM”) program. The goal of the ERM program is to provide the oversight, control and discipline to drive continuous improvement of our risk management capabilities in a constantly changing operating environment. In connection with the ERM, the Company retained a risk management consultant to assist management in identifying and prioritizing risk along with processes to mitigate such risks. The Company has developed metrics for reporting risks to the Board. A steering committee, comprised of senior management, has been tasked with continually assessing risk and communicating risk awareness throughout the Company. The ERM program continued to be implemented during 2012 including assessment of new risks and the development of mitigation plans on previously identified risks.

In addition to the formal ERM program, the Board committees have significant roles in carrying out the risk oversight function which include, but are not limited to, the following:

•	The Audit Committee oversees risks related to the Company's financial statements, the financial reporting process, accounting and legal matters and oversees the internal audit function;

•
The Compensation Committee oversees the Company's compensation programs from the perspective of whether they encourage individuals to take unreasonable risks that could result in having a materially adverse effect on the Company;

•	The Management Development Committee oversees management development and succession planning across senior management positions; and

•	The Financial Strategies Committee oversees risk inherent in allocating capital and developing financial plans.

While the Board oversees risk management, Company management is charged with managing risk. Management is responsible for establishing and maintaining an adequate system of internal control over financial reporting and establishing controls to prevent or detect any unauthorized acquisition, use, or disposition of the Company's assets.

The Company has an internal audit consultant who reports to the Audit Committee on a regular basis. Part of the internal audit department's mission, as described in its charter, is to bring a “systematic, disciplined approach to evaluate and improve the effectiveness of risk management, control, and governance processes.” One way which the Internal Audit Department carries this out is by evaluating the Company's network of risk management programs and reporting the results to the Audit Committee.

Management conducts detailed periodic business reviews of the Company's business. These reviews include discussions of future risks faced by various departments and functional areas across the organization. Additionally, the Company has established a Disclosure Committee which is comprised of senior management from various functional areas. The Disclosure Committee meets at least quarterly to review all disclosures and forward-looking statements made by Lawson to its security holders and ensure they are accurate and complete and fairly present Lawson's financial condition and results of operations in all material respects.

The Company has also established and communicated to its employees a Code of Business Conduct and maintains an ethics hotline where employees can confidentially and anonymously express any concerns they may have of any suspected ethics violations either through a dedicated web site or through a toll free number. The Company requires annual ethics training of all employees and independent sales representatives.

Code of Business Conduct

The Company has adopted a Code of Business Conduct (the “Code of Conduct”) applicable to all employees and to senior financial executives including the principal executive officer, principal financial officer and principal accounting officer of the Company. The Code of Conduct is available on the Corporate Governance page in the Investor Relations section of the Company's website at www.lawsonproducts.com. The Company intends to post on its website any amendments to or waivers from the Code of Conduct applicable to senior financial executives.

Compensation Risk Assessment

The Company has reviewed its compensation programs, including those of its business units, to determine if they encourage individuals to take unreasonable risks; and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company.

Corporate Governance Principles (Guidelines)

The Corporate Governance Principles and the charters of the five standing committees of the Board of Directors now describe our governance framework. The Corporate Governance Principles and charters are intended to ensure our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. Our Corporate Governance Principles also are intended to align the interests of directors and management with those of our stockholders, and comply with or exceed the requirements of the Nasdaq Stock Market and applicable law. They establish the practices our Board follows with respect to:

•	Responsibilities of directors

•	Board size

•	Director independence

•	Attendance at meetings

•	Access to senior management

Copies of these Corporate Governance Principles are available through our Web site at www.lawsonproducts.com. The Company will also provide a copy of the Code of Conduct without charge upon written request directed to the Company at c/o Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr, Chicago, Illinois, 60631.

Stockholder Communications with the Board of Directors

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors or a committee thereof and/or a particular member c/o Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr, Chicago, Illinois, 60631. Communications intended for non-management directors should be directed to the Chairman of the Nominating and Governance Committee. All such communications will be reviewed promptly and, as appropriate, forwarded to the Board of Directors or the relevant committee or individual member of the Board of Directors or committee based on the subject matter of the communication.

REMUNERATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

This section of the proxy statement explains how our executive compensation programs are designed and operate in practice with respect to our executives and specifically the following Named Executive Officers (“NEOs”).

Named Executive Officer	Title
Michael G. DeCata	President and Chief Executive Officer
Ronald J. Knutson	Executive Vice President, Chief Financial Officer
Neil E. Jenkins	Executive Vice President, Secretary & General Counsel
Robert O. Border	Senior Vice President, Chief Information Officer
Shon R. Libby	Senior Vice President, Sales and Marketing

The 2012 Summary Compensation Table on page 32 represents compensation earned by the NEOs in fiscal 2012.

Executive Summary

Overview of 2012 Performance and Compensation

2012 Business Environment and Company Performance

2012 was a year of considerable challenge and significant change for Lawson. As a result of declining revenues from a declining sales representative count and continued ERP issues, the Company embarked on a strategic restructuring of the business to increase sales and sales representative productivity and improve gross margin and reduce operating costs. In June 2012, the Company announced a plan to generate $20.0 million in savings to the Company. The Company implemented this plan during the second half of 2012 which resulted in improvement in operating and financial performance.

Midway through 2012, the Board and management reexamined Lawson's operating structure. The Board determined to strategically restructure the organization and eliminate a number of senior executive positions. The duties and responsibilities previously held by former executives were absorbed by the current executive team. Lawson continued with its management transition in September when the former President and Chief Executive Officer (“CEO”), Mr. Thomas Neri, announced his retirement from Lawson and the Company recruited a new President and CEO, Mr. Michael G. DeCata, with vast sales, distribution and industry experience.

Our organizational changes included a number of key actions necessary for achieving our short- and long-term business objectives. All of these actions were initiated in order to increase revenues, control expenses and increase profitability:

•
Sales Force Transformation - We developed the plans to transition our sales team from an independent agent model to an employee based model. Effective January 1, 2013, all of our U.S. based sales representatives became employees of the Company.

•
Distribution Network Consolidation - We completed the integration of the operations previously conducted at our Des Plaines and Vernon Hills, Illinois facilities into our new state-of-the-art leased facility in McCook, Illinois. During the first half of 2013 we plan to move all of the distribution operations performed at our Addison, Illinois facility to the McCook facility.

•	Website Redesign - We completed the development and testing of our redesigned website. The new website was formally launched in the first quarter of 2013.

•
ERP Stabilization - During 2012, we continued to improve and resolve issues we encountered as a result of the implementation of a new ERP system in the second half of 2011 that continued to have an effect on our customer service in 2012.

•
Reduced Cost Structure - We reduced our cost structure by eliminating over 100 corporate and distribution positions. We also introduced other cost-cutting measures such as a rationalization of inventory and reduction of controllable costs such as travel, marketing and net outbound freight expenses.

•	Credit facility - We entered into a new five year $40.0 million credit facility which we intend to use to fund our future operations and business initiatives.

The chart below highlights the financial distress experienced in the first half of 2012 as well as the return to profitability in the fourth quarter of 2012.

2012 Changes to the Compensation Program

As a result of the critical nature of the financial situation facing the Company in 2012, we reviewed and reassessed the total direct compensation program that had been approved by the Board for our executives. Accordingly, to retain and reward the management team in place the Board amended the compensation packages and award structure related to management's total direct compensation program as approved at the start of 2012 (the “Approved Plan”) and established new performance goals and metrics for the second half of 2012 (the “Amended Plan”)

We are highlighting the significant changes to our executive compensation program approved in in 2012:

•	Annual Incentive Plan

◦
Approved Plan: The Approved Plan for the 2012 Annual Incentive Plan (“AIP”) consisted of annual incentive opportunities to be earned based upon performance goals to be achieved over the course of a full year. The financial and individual performance measures used to determine the level of performance and associated payouts were as follows: Adjusted earnings before interest expense, taxes, depreciation and amortization (“EBITDA”), Gross Profit Dollars and Individual Objectives. The actual results are reflected in the table below in the AIP section. The NEOs' approved payout opportunities at threshold, target and maximum, respectively, were consistent with the previous year's payout opportunities.

◦
Amended Plan: The Amended Plan for the 2012 AIP consisted of partial year incentive opportunities to be earned based upon performance goals to be achieved in the second half of 2012. The individual objectives portion of the AIP was eliminated; thus the performance measures were based exclusively on the attainment of financial results. The NEOs' approved payout opportunities at threshold, target and maximum, respectively, were decreased by 50% at Threshold and Target, and by 20% at Maximum when compared to the approved AIP opportunities set at the beginning of the year.

•	Long-Term Incentive Plan

◦
Approved Plan: The 2012-2014 long-term incentive plan (“2012-2014 LTIP”) award opportunity was based on a total target opportunity for each executive that was to be delivered 25% in the form of time-vested restricted stock and 75% in the form of performance-based cash awards to be earned based on results compared to pre-defined financial measures at threshold, target and maximum levels over the 2012-2014 time period.

◦
Amended Plan: Based upon business decisions impacting 2012, the performance-based cash portion of the 2012-2014 LTIP of the Approved Plan was deemed unattainable and would not provide the management team with an incentive that would be aligned with the shareholders, In order to align the interests of the senior executive team with the shareholders, the 2012-2014 LTIP participants agreed to forfeit their performance-based cash portion of the LTIP and in consideration, received a grant of stock options and stock performance rights (“SPRs”) with exercise prices set at a premium to the fair market value of Lawson share price as of the grant date.

•	Cash Retention Special Bonuses

As part of the realignment of the total direct compensation program towards optimal motivation and retention, the Compensation Committee determined that the services of certain executives were necessary in order to ensure a successful management transition. The Compensation Committee awarded cash retention bonuses (the “Special Bonus”) payable to key members of the executive management team including Messrs. Knutson, Libby and Border in the amounts of $291,200, $161,833 and $167,136 respectively. The payment of Special Bonuses is payable in two equal installments, contingent upon their continued employment with the Company through June 30, 2013 and March 31, 2014, respectively. The Compensation Committee determined that the services of these key executives were instrumental in the turn-around of the organization and that it was necessary to provide a retention component beyond the amended AIP and LTIP plans.

2012 Management Transition

•
Retirement of President and Chief Executive Officer - On September 24, 2012, Mr. Neri announced his retirement from the Company, and subsequently resigned as President and Chief Executive Officer and as a director of the Company. In connection with Mr. Neri's retirement, he received payments and benefits equal to those that he would have been entitled to pursuant to a Termination without Cause or for Good Reason under Section 5(b) of his employment agreement, dated as of August 29, 2012. He received two (2) times his current base salary and, in consideration for his retirement from the Company, Mr. Neri will receive continued coverage under the Company's group health plan, including spousal and dependent coverage, until he reaches 65 years of age (approximately two (2) additional years). Mr. Neri did not receive any further payments under the Company's compensation plans or other enhanced payments upon his retirement. The total amount payable on a salary continuation basis to Mr. Neri upon separation from the Company will be $1,100,811.

•
Other NEOs Separation - Mr. Harry Dochelli, our former Chief Operating Officer, voluntarily separated from the Company in April 2012. As part of his separation, he forfeited all remaining unvested SPRs and RSAs granted to him, and did not receive any payments under an annual incentive plan, long-term incentive plan or enhanced payment upon termination. Mr. Stewart Howley's employment with the Company was terminated effective June 30, 2012. In connection with Mr. Howley's termination, he received benefits pursuant to his Employment Agreement dated as of December 5, 2005. He will receive his annualized base salary, paid semi-monthly as well as continued coverage under the Company's group health plan, including spousal and dependent coverage, for twenty two (22) months. The total amount payable on a salary continuation basis to Mr. Howley upon separation from the Company will be $575,615.

•	Appointment of New President and Chief Executive Officer - Effective as of September 24, 2012, the Board elected Michael G. DeCata as President and Chief Executive Officer of the Company.

In order to attract Mr. DeCata to the Company, a comprehensive compensation plan was developed to attract, retain and align his interests with the shareholders. Mr. DeCata was provided a base salary and the ability to participate in both the AIP and future LTIP plans. Additionally, Mr. DeCata was awarded:

◦	A sign-on bonus of $118,750 which was paid on February 28, 2013 consistent with the timing of the AIP payments made to the other NEOs.

◦
200,000 Stock Performance Rights (SPRs) pursuant to the Company's Amended Stock Performance Plan at an exercise price of $5.96 per share, which was fair market value of the Company's common stock on that date. Fifty percent of the SPRs will vest and be exercisable on the third anniversary of the grant date, and 50% of the SPRs will vest on the first date that the fair market value of the Company's common stock exceeds 200% of the exercise price, with the latter portion of the SPRs being exercisable on the later of (i) the first anniversary of the grant date or (ii) the actual date that the fair market value of the Company's common stock exceeds 200% of the exercise price. The Compensation Committee awarded Mr. DeCata 200,000 SPRs because the Committee deemed this grant necessary in order to attract an individual such as Mr. DeCata, who possessed the vast industry, broad-based distributorship experience and necessary leadership skills to effectively lead the Company towards profitability and a return on investment to shareholders in the coming years.

◦
Reimbursement of reasonable relocation and moving expenses, including the reimbursement of up to $150,000 of losses on the sale of his current primary residence. In 2012, Mr. DeCata did not incur any relocation or moving expenses, however, we anticipate incurring these expenses in 2013.

•	NEOs Assuming Additional Responsibilities - As part of the management transition certain executives received the following promotions and assumed additional responsibilities:

◦
Mr. Ron Knutson received a promotion to Executive Vice President, Chief Financial Officer (formerly Senior Vice President). Mr. Knutson assumed oversight and responsibility for the newly formed Business Analytics group, as well as oversight of additional operational metrics.

◦	Mr. Shon Libby received a promotion to Senior Vice President, Sales and Marketing (formerly Vice President, Strategic Accounts).

◦
Mr. Neil Jenkins made significant contributions to the restructuring process and provided input related to the management transition. In addition to the Legal Department and Real Estate Facilities, Mr. Jenkins also assumed management responsibility for the Human Resources Department.

As a result of the various changes to our leadership team structure and responsibilities, the Company achieved certain future costs savings expected to be realized in our NEOs total direct compensation program.

2011 vs. 2012 Targeted Compensation,
(in thousands)
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$4,474
$3,733
$1,898
$1,674
$1,335
$1,015
$1,242
$1,044
Total Compensation
Base Pay
Target LTIP
Target AIP
2011 (1)
2012 (2)

1) 2011 Total Targeted Compensation is $1,500; $611.5; $781.8; $1,038.2 and $542.7 for Mr. Neri, Mr. Knutson, Mr. Jenkins, Mr. Dochelli and Mr. Howley, respectively.

2) 2012 Total Targeted Compensation is $1,425; $660.1; $838.4; $375.3 and $434.6 for Mr. DeCata, Mr. Knutson, Mr. Jenkins, Mr. Libby and Mr. Border, respectively.

Response to Say-On-Pay Vote

The advisory stockholder vote on executive compensation is non-binding. However, the Compensation Committee has considered, and will continue to consider, the outcome of this vote each year such a vote is taken when making compensation decisions for our CEO and other NEOs. At our annual meeting of stockholders held on May 10, 2011, over 96% of the shares present or represented by proxy at the meeting voted for the approval of the compensation of the CEO and other NEOs. The Compensation Committee believes that this shareholder vote strongly endorsed the compensation philosophy of the Company. The Compensation Committee will continue to consider the outcome of the Company's say-on-pay votes when making future compensation decisions for the NEOs. Accordingly, the Compensation Committee has not taken any specific actions with respect to its executive compensation programs as a direct result of the 2011 advisory vote on our executive compensation. In addition, in 2011 the shareholders approved a triennial frequency for submitting our executive compensation program to an advisory stockholder vote in the future. The next advisory stockholder vote on executive compensation will be held in 2014.

Compensation Philosophy and Objectives

The Company's executive compensation programs are designed to reward executives for the development and execution of successful business strategies. In determining the type and amount of compensation for each executive, we use both annual cash compensation, which includes a base salary and an annual incentive award, and a long-term incentive opportunity, which includes both cash and equity components. We believe the mix of these forms of compensation, in the aggregate, balance the reward for each executive's contributions to our Company. Our compensation programs are designed to encourage and reward the creation of long-term stockholder value.

The Company guides its executive compensation programs with a compensation philosophy expressed in these three principles:

1.
Talent Acquisition & Retention. We believe that having qualified people at every level of our Company is critical to our success. Although we strive to develop executives from within to lead the organization, due to the particular needs of the Company, a significant number of executives have been recruited from outside the Company during the past few years. Our compensation programs are designed to encourage talented executives to join and continue their careers as part of our senior management team.

2.
Accountability for Lawson's Business Performance. To achieve alignment between the interests of our executives and our stockholders, we use short-term and long-term incentive awards. Our executives' compensation increases or decreases based on how well they achieve the established performance goals.

3.	Accountability for Individual Performance. We believe teams and individuals should be rewarded when their contributions are exemplary and significantly support Company performance and value creation.

When making compensation decisions, the various elements of compensation are evaluated together, and the level of compensation opportunity provided for one element may impact the level and design of other elements. Lawson attempts to balance its executive officer total compensation program to promote the achievement of both current and long-term performance goals. While each compensation program has specific objectives, in the aggregate, the Company strives to position its executive officer total compensation program in alignment with the competitive practices of the market as follows:

•	Targets base salaries at the 50th percentile (median) of the market;

•	Targets annual incentive opportunities at the median of the market with upside potential for exceeding established targets;

•	Provides objective-based, long-term incentive opportunities that provide for payouts significantly above market levels if stretch goals are met; and,

•	Maintains conservative plans vs. market practices with other forms of compensation, such as supplemental benefits and perquisites that are not provided broadly to all employees.

Determination of Competitive Practices

Peer Group for Compensation Benchmarking

In 2012, we engaged Grant Thornton LLP (“Grant Thornton”), an independent compensation consulting firm, to review the then-current core peer group we relied on to make compensation decisions in previous years. Grant Thornton found that several companies in the core peer group had been acquired and were no longer publicly traded, which necessitated modifications to the composition of the core peer group. Consequently, Grant Thornton updated the companies to develop the current core peer group of 13 companies in order to assist the Company and the Board to understand the current competitiveness of the total direct compensation of the NEOs as compared to market practices. The current core peer group consists of a strong representation of companies within Lawson's industry and/or companies with revenues and market capitalization similar to that of Lawson. The core peer group companies had median revenue of approximately $425 million and a market capitalization of $269 million compared to Lawson's 2011 revenue of $315 million and market capitalization of $132 million.

In addition to the core peer group of companies, Grant Thornton reevaluated the supplemental peer group and recommended for inclusion a broader general industry representation of 34 companies. The median revenue of $342 million and market capitalization of $161 million of the supplemental peer group is more similar to Lawson in terms of size. Accordingly, the supplemental peer group served as an additional reference point so we could make appropriate compensation decisions based upon comprehensive market reference points. We used the data from the peer groups to benchmark total direct compensation which includes the level of base salaries and the mix, form and size of annual and long-term incentives provided to executives of similar companies to Lawson in terms of industry and size.

The core and supplemental peer groups includes the following companies:

Core Peer Group
Aceto	Houston Wire & Cable Inc.
AMPCO-Pittsburgh Corp.	Insteel Industries
Circor International Inc.	Kadant Inc.
Colfax Corp.	Kaydon Corp.
DXP Enterprises Inc.	NN Inc.
H&E Equipment Services Inc.	Twin Disc Inc.
Harginge Inc.

Lawson Products Inc., Supplemental Peer Group
Allied Motion Technologies	Longhai Steel Inc
Badger Meter Inc	LSI Industries Inc
C&D Technologies	Lydall Inc
Celadon Group Inc	MFRI Inc
Columbus McKinnon Corp	P.A.M. Transportation Svcs
Culp Inc	Patrick Industries Inc
Dynamic Materials Corp	Powell Industries Inc
Eastern Co	Preformed Line Products Co
Flanders Corp	Starrett (L.S.) Co - CLA
Flow Intl Corp	Sun Hydraulics Corp
Foster (LB) CO	Synalloy Corp
Frozen Food Express Inds	Trex Co Inc
Gorman-Rupp Co	USA Truck Inc
Haynes International Inc	Vicor Corp
Hurco Companies Inc	Vishay Precision Group Inc
Keyston Cons Industries Inc	Xerium Technologies Inc

The Committee believes that the proxy peer group benchmarking provides an accurate indicator of total compensation paid by companies with executives that have skills and responsibilities similar to our executives. Compensation for our executives is generally managed within the ranges of compensation paid by companies in the Core and Supplemental Peer Groups (“the Peer Group”) and general industry practices. The Committee's independent consultant reported that target compensation levels in 2012 were within the range of benchmark norms. Our annual and long-term incentive plans provide for additional compensation for achievement above set performance targets, such that an executive's compensation may reach the 75th percentile of market levels.

Total direct compensation of the peer group executives compared to the targeted and actual total direct compensation (i.e., current base salary plus Target AIP and LTIP opportunities) of the Company's NEOs is as follows:

	Peer Group	Peer Group	Lawson Products in thousands ($)
Title	Median TDC	75th Percentile TDC	Realized (1)	Realizable (2)	Total
President and Chief Executive Officer (3)	$1,388.0	$1,944.4	$593.8	$760.0	$1,353.8

Executive Vice President, Chief Financial Officer	575.6	796.3	522.4	212.2	734.6

Executive Vice President, Secretary and General Counsel(4)	776.9	796.2	667.4	254.4	921.8

Senior Vice President, Sales (5)	480.1	627.4	363.4	65.3	428.7

Senior Vice President, Chief Information Officer	350.8	515.3	358.5	94.7	453.2

(1)	Realized compensation represents NEO's Base Salary, 2012 AIP (Paid in March 2013) and vesting of Restricted Stock Awards.

(2)	Realizable compensation represents the grant date fair value of awards from the 2012-2014 LTIP and RSAs granted in 2011. Excludes 2012 retention bonuses.

(3)	Represents annualized base salary.

(4)	Includes responsibilities for Human Resources, Real Estate and Facilities Management.

(5)	Excludes one time payments such as relocation.

Elements of Total Compensation

In determining the type and amount of compensation for each executive, we use both annual cash compensation, which includes a base salary and an annual incentive award, and a long-term incentive opportunity, which includes both cash and equity components. Our compensation programs are designed to encourage and reward the creation of long-term stockholder value. The Committee believes the mix of these forms of compensation in aggregate (which we refer to as “Total Direct Compensation”) support the Company's overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, motivating and rewarding toward the achievement of individual and company goals, and aligning the interests of executive officers with those of our stockholders.

The following table describes each executive compensation element utilized in 2012 for our NEOs based on the philosophy and objectives described above as well as each element's link to our compensation philosophy.

Comp. Element	Philosophy Statement	Talent Acquisition and Retention	Accountability for Business Performance (Align to Stockholder Interests)	Accountability for Individual Performance (Support Company Performance and Value Creation)
Base Salary
We intend to provide base pay competitive to the market of industry peers across other industries where appropriate. Our goal is to strike a balance between attracting and retaining talent, expecting superior results and finding individuals who can focus on transforming our business. Base salary maintains a standard of living, is used to compete in the market for talent and forms the foundation for other reward vehicles.
X

Annual Incentive Plan
Both the Approved and Amended AIP were designed to reward specific annual performance against business measures set by the Board. The amount of the Amended AIP reward was determined by formula and can vary from 0% to 120% of an individual executive's original target incentive.
		X	X	X

2012-2014 Long-Term Incentive Plan
Both the Approved and Amended LTIP was designed to reward specific performance over a three-year performance cycle. The performance-based cash award opportunity under the Approved LTI was determined based upon Return On Invested Capital percentage (“ROIC%”) and Gross Profit Dollars and was scheduled to vary from 0% to 200% of an individual executive's target incentive. Additionally, the RSA opportunity is time-based and cliff vests at the end of the performance cycle subject to the recipient's continued employment with the Company. Under the Amended LTIP, the performance-based award was replaced and SPRs and stock options were awarded to reward the executives for performance and creation of stockholder value to align the interests of the executives with the stockholders.
		X	X

Other Compensation and Benefit Programs
Lawson offers employee benefits programs that provide protections for health, welfare and retirement. These programs are standard within the United States and include healthcare, life, disability, dental and vision benefits as well as a 401(k) program or other federally provided programs outside of the U.S. A deferred compensation program is also provided to a select group of our management, including our NEOs, in order to provide for tax-advantaged savings beyond the limits of qualified plans. Investment choices are market-based.
X

Base Salary
Base salary for our executive officers, including the NEOs, represents the level of fixed compensation necessary for attracting and retaining executive talent based upon data for similar positions in our industry peers and across industries where appropriate. Our base salary philosophy is intended to keep our fixed costs at an appropriate level for each role. In setting base salaries for the CEO and other executives, the Compensation Committee considers:

•	Competitive market data;

•	The experience, skills and competencies of the individual;

•	The duties and responsibilities of the respective executive;

•	The ability of the individual to effectively transform our company and culture; and

•	The individual's ability to achieve superior results.

As part of the management transition, the Compensation Committee awarded Mr. Jenkins a base salary increase on 7/1/2012 based upon his significant contributions to the restructuring process, input related to the management transition as well as the additional duties and responsibilities requested of him, including responsibility for an additional business unit, Human Resources. His most recent base salary increase was awarded in 2011. Messrs. Knutson and Libby were awarded base salary increases on 7/1/2012 based upon their promotions to Executive Vice President, Chief Financial Officer (formerly Senior Vice President, Chief Financial Officer) and Senior Vice President, Sales & Marketing, respectively. Mr. Border did not receive a base salary increase in 2012.

The base salaries for the named executive officers in 2011-2012 were as follows:

Executive Name	2011 Base Salary	2012 Base Salary Original Plan	2012 Base Salary Amended Plan(4)
Michael G. DeCata(1)	N/A	N/A	$475,000
Ronald J. Knutson	$291,200	$291,200	330,000
Neil E. Jenkins	372,300	372,300	410,000
Shon R. Libby (2)	207,478	215,778	260,000
Robert O. Border	222,848	222,848	222,848
Thomas J. Neri (3)	500,000	500,000	525,000

(1)	Mr. DeCata's base salary per his employment agreement dated October 16, 2012.

(2)	Mr. Libby served as Vice President, Sales until July 1, 2012.

(3)	Mr. Neri retired on September 24, 2012.

(4)	2012 amended base salaries are effective July 1, 2012.

Annual Incentive Plan

We require our executive officers to be focused on achievement of the critical strategic and tactical objectives that lead to Company success in the short term. Therefore, performance goals under our annual incentive compensation programs have been designed to align executive compensation with our annual business objectives. The design of these compensation programs, the selected performance measures, the targets and the timing of awards and payouts are all designed to drive positive business performance on an annual basis. As described in the Executive Summary, the AIP approved under the Approved Plan by the Board at the start of 2012 was modified and reestablished for the second half of 2012 under the Amended Plan in order to reward the remaining management team upon meeting certain financial objectives.

The Approved 2012 Plan:

At the beginning of each year, AIP award opportunities are established as a percentage of the executive's annual base salary. The 2012 AIP award opportunities at threshold, target and maximum for the NEOs in 2012 are provided in the table entitled “Grants of Plan Based Awards in 2012.” The Company utilized the following financial and individual performance measures: Adjusted EBITDA; Gross Profit Dollars; and Individual Objectives to align executive compensation with our annual business objectives in 2012. The portion of the award opportunity for the CEO and other NEOs tied to financial performance goals was 80% of the overall award opportunity and the portion of the award opportunity tied to individual objectives was 20% of the overall award opportunity. A description of the financial and individual performance measures is provided as follows:

•
Adjusted EBITDA consisted of earnings before interest, taxes, depreciation and amortization plus/minus other adjustments including incentive compensation, the net market loss of the cash surrender value of life insurance and the deferred compensation liability and other non-routine, non-operating adjustments;

•
Gross Profit Dollars consisted of the amount reported on our current statement of operations for accounting purposes based upon Generally Accepted Accounting Principles (“GAAP”) adjusted for other non-routine, non-operating adjustments, if any.

•
Individual Objectives were established to reward each NEO for the attainment of certain performance goals. No payouts were awarded under the Approved or Amended Plan with respect to individual objectives for the NEOs in 2012.

The 2012 AIP financial performance measure targets under the Approved Plan were as follows (dollars in thousands):

	Original AIP Performance Targets
	Threshold	Target	Maximum
Adjusted EBITDA	$18,800	$23,600	$29,400
Payout percentage	50%	100%	150%

Gross Profit Dollars	$194,500	$204,700	$208,200
Payout percentage	50%	100%	150%

The Compensation Committee approved AIP short-term performance goals under the Approved Plan to focus our executive officers on business priorities for the upcoming year. Under the Approved Plan, the 2012 AIP target opportunities as a percent of each NEO's salary were set as follows:

	2012 Approved Plan AIP Target		2012 Approved Plan AIP Goal Weighting
	Amount (4)	Percent of Base Salary	Adjusted EBITDA	Gross Profit Dollars	Individual Objectives (5)
Michael G. DeCata (1)	N/A	N/A	N/A	N/A	N/A
Ronald J. Knutson	$155,353	50.0%	60.0%	20.0%	20.0%
Neil E. Jenkins	205,000	50.0%	60.0%	20.0%	20.0%
Shon R. Libby (2)	97,545	30.0%	37.5%	12.5%	50.0%
Robert O. Border	111,424	50.0%	60.0%	20.0%	20.0%
Thomas J. Neri (3)	500,000	100.0%	60.0%	20.0%	20.0%

(1)	Mr. DeCata's AIP payout of $118,750 was guaranteed per his employment agreement dated October 16, 2012.

(2)	Mr. Libby's Individual Goals were related to sales revenue attainment consistent with his role as Vice President, Sales and Marketing.

(3)	Mr. Neri retired on September 24, 2012.

(4)	Allocated based on time and target opportunity in each role.

(5)	No payouts were awarded under the Approved or Amended Plan with respect to individual objectives for the NEOs in 2012.

The individual objectives of the NEOs were set as follows under the Approved Plan:

•	Ronald J. Knutson

◦	Manage Working Capital (receivables plus inventory less accounts payable) to Achieve Bank Forecast (10.0%)

◦	Drive 2012 Cost Savings to Result in an Annualized Savings of $20.0M (10.0%)

•	Neil E. Jenkins

◦	Relocation Initiatives (5.0%)

◦	Agent Transformation Launch (5.0%)

◦	Drive 2012 Cost Savings to Result in an Annualized Savings of $20.0M (5.0%)

◦	Real Estate Sale (5.0%)

•	Shon R. Libby

◦	2012 Sales: Kent Revenue (25.0%)

◦	2012 Sales: Strategic Account Revenue (25.0%)

•	Robert O. Border

◦	Relocation to McCook (10.0%)

◦	Mainframe Decommissioning (5.0%)

◦	Mobility, including AOS Transition (5.0%)

•	Thomas J. Neri

◦	Company Realignment on a Go-Forward Basis While Achieving Cost Reductions (5.0%)

◦	E-Commerce Rollout (5.0%)

◦	Channel Transformation (5.0%)

◦	McCook Relocation (5.0%)

The Amended AIP Plan:

The Amended Plan for the second half of the year was focused on the following factors:

•	Meeting the financial goals established with our lender;

•	Returning the business to profitable levels; and

•	Managing cash flows.

The 2012 AIP under the Amended Plan established goals for the second half of 2012 to ensure the compliance with financial covenants, non-recurring items and to generate improved performance in the second half of the year. The Compensation Committee determined to reduce the threshold and target payouts by 50% for the second six months and then determined to reduce the reward by 20% for maximum payout. The target payout opportunities were as follows.

	2012 Amended Plan AIP Target		2012 Amended Plan AIP Goal Weighting
	Amount	Percent of Base Salary	Adjusted EBITDA	Gross Profit Dollars	Individual Objectives
Michael G. DeCata (1)	N/A	N/A	N/A	N/A	N/A
Ronald J. Knutson	$77,677	25.0%	75.0%	25.0%	0.0%
Neil E. Jenkins	102,500	25.0%	75.0%	25.0%	0.0%
Shon R. Libby (2)	48,733	25.0%	75.0%	25.0%	0.0%
Robert O. Border	55,712	25.0%	75.0%	25.0%	0.0%
Thomas J. Neri (3)	NA	N/A	N/A	N/A	N/A

(1)	Mr. DeCata's AIP payout of $118,750 was guaranteed per his employment agreement dated October 16, 2012.

(2)	Mr. Libby was promoted to Senior Vice President, Sales and Marketing on July 1, 2012; as a result his target payout as percent of base salary increased from 30% to 50%.

(3)	Retired September 24, 2012.

The 2012 AIP financial performance measure targets under the Amended Plan and amended actual results were as follows (dollars in thousands):

		2012 Amended Plan AIP Performance Targets
	Actual Results	Threshold	Target	Maximum
Adjusted EBITDA	$5,525	$—	$1,700	$3,400
Payout percentage	120%	15%	50%	120%

Gross Profit Dollars	$81,259	$75,500	$79,500	$81,000
Payout percentage	120%	15%	50%	120%

•	Adjusted EBITDA based on Amended AIP

◦
Target Adjusted EBITDA of $1.7 million was established as the forecasted EBITDA for the second half of 2012 plus AIP and LTIP incentives and $2.5 million of one-time restructuring costs. The forecasted EBITDA for the second half of 2012 was based upon a plan to return the Company to profitability through sales and gross margin improvements and reduced operating expenses. Maximum adjusted EBITDA was established at twice the target amount, or $3.4 million. Actual EBITDA for the second half of 2012 was $4.9 million. This amount was then adjusted for AIP and LTIP incentives and one-time restructuring costs. The aggregate amount of all approved adjustments was $0.6 million resulting in an Adjusted EBITDA of $5.5 million.

•	Gross Profit Dollars based on Amended AIP

◦
Target Gross Profit Dollars was set at $79.5 million representing the forecasted gross profit for the second half of 2012. The forecasted Gross Profit dollars for the second half of 2012 was based on the realization of specific sales and Gross Profit improvements. Stretch Gross Profit dollars was set at $81.0 million based on margin realized on above target sales. Actual gross profit dollars were $83.1 million. After adjusting for $1.8 million of one-time benefits related to the sell through of previously discontinued inventory, the Gross Profit was $81.3 million, resulting in maximum payout.

The company exceeded both goals as approved by the Board for the Amended Plan. This resulted in payouts that were equal to the maximum award for each NEO.

	2012 Amended Plan AIP Payout
	Target Payout	Actual Payout
Michael G. DeCata(1)	$118,750	$118,750
Ronald J. Knutson	77,677	186,424
Neil E. Jenkins	102,500	246,000
Shon R. Libby	48,773	117,054
Robert O. Border	55,712	133,709

(1)    The payout to Mr. DeCata represents a One-Time 2012 Bonus Payment per his Employment Agreement.

Long-Term Incentive Plan

Background - LTIP

The Compensation Committee engaged Grant Thornton, an independent compensation consultant, to make LTIP recommendations intended to be competitive with market practices, aligned with the Company's business goals and supportive of the Company's strategy for retaining and motivating leadership talent as well as rewarding for superior performance.

Performance-Based LTIP

2012-2014 LTIP under the Approved Plan - The LTIP is designed to incentivize financial performance over a longer time period than the AIP. The LTIP opportunity, calculated as a percentage of base salary, is formulated to be competitive with market practices and aligned with our compensation philosophy and objectives. We established threshold, target and maximum percentages of the target LTIP award, with the actual payout, if any, determined at the end of the three-year performance cycle as follows:

2012-2014 LTIP (1) (Dollars in Millions)
Measure	Weighting	Threshold	Target	Maximum
Return on Invested Capital %	70.0%	16.0%	19.0%	20.8%
Gross Profit $	30.0%	$211.0	$222.0	$227.0
Payout		50.0%	100.0%	200.0%

(1)	Financial goals represent the three year average

Financial results below the threshold performance levels would result in no payout to the NEOs. The performance metrics are as follows:

•	Return on Invested Capital (ROIC) %

◦	Weighting: 70%

◦
Rationale: We utilized ROIC% as a performance metric because this measure is a good indicator of whether or not a company is improving cash flows and thus increasing the enterprise value of the Company. High/low (relative) ROIC% levels are general indicators of strong/weak company performance and strong/weak capital management.

•	Gross Profit Dollars

◦	Weighting: 30%

◦
Rationale: We have utilized gross profit dollars as a performance metric because it has a close relationship to sales growth while at the same time balancing the required margin returns to support our expense structure.

Three-Year Performance Period 2012-2014 (Dollars in Millions)
Year	Measure	Threshold	Target	Maximum	Actual Results
2012	ROIC %	9.4%	12.1%	14.4%	(0.2)%
	Gross Profit $	$195.0	$205.0	$208.0	$161.2
2013	ROIC %	15.6%	18.9%	20.2%	N/A
	Gross Profit $	$210.0	$221.0	$227.0	N/A
2014	ROIC %	22.9%	26.1%	27.8%	N/A
	Gross Profit $	$227.0	$239.0	$248.0	N/A
Three Year Average	ROIC %	16.0%	19.0%	20.8%	N/A
	Gross Profit $	$211.0	$222.0	$227.0	N/A

2012-2014 LTIP under the Amended Plan - To align the interests of the senior team with the shareholders the 2012-2014 LTIP participants agreed to forfeit the entire cash performance based portion of the LTIP with a grant of stock options and stock performance rights (SPRs). The SPRs and non-qualified stock options have a strike price of $10.00 per share. As of the grant date, the fair market value of the Company's stock was $7.01. This requires a 43% increase in the value of the stock before the SPRs or the non-qualified options would have value.

We are summarizing the grant date Target value of the forfeited 2012-2014 performance-based performance award vs. the grant date fair value of the stock options and SPRs (each NEO received this grant except for the CEO who had retired prior to the grant date).

Named Executive	Cash Granted (1)	Value of Amended Award (2)
Ronald J. Knutson	$131,040	$124,880
Neil E. Jenkins	167,535	142,720
Shon R. Libby	31,122	44,600
Robert O. Border	75,211	44,600

(1)	Potential performance-based cash targets were forfeited in exchange for non-qualified stock options and SPRs.

(2)	50% of the amended award consists of non-qualified stock options and the other 50% are SPRs. Value based upon grant date fair value of $2.23.

2010-2012 LTIP

The 2010-2012 LTIP award was designed to be delivered 50% in cash and 50% in stock at the end of the performance cycle in 2012 based on MRO results only. Each year, performance versus goals was measured and a partial award could have been earned; however, the annual award remained unvested until the end of the performance cycle. Upon the conclusion of the three-year performance cycle, the average of the actual results was calculated and the total payouts, including amounts that may have been earned each year, were determined.

Three-Year Performance Period 2010-2012 (Dollars in Millions)
Year	Measure	Threshold	Target	Maximum	Actual Results
2010	ROIC %	6.0%	8.0%	10.0%	23.3%
	Gross Profit $	$195.0	$206.0	$216.0	$203.4
2011	ROIC %	10.0%	13.0%	16.0%	1.2%
	Gross Profit $	$206.0	$217.0	$228.0	$189.8
2012	ROIC %	16.0%	23.0%	30.0%	(2.5)%
	Gross Profit $	$224.0	$236.0	$250.0	$170.8
Three Year Average	ROIC %	11.0%	15.0%	19.0%	7.3%
	Gross Profit $	$208.0	$220.0	$231.0	$188.0

Actual performance under the 2010-2012 LTIP resulted in no payout of cash or stock awards to the NEOs. Mr. Libby had received stock options and RSAs as part of his participation in a separate plan for Non-NEOs.

2011-2013 LTIP Status

The performance-based and time-based 2011-2013 LTIP awards are delivered in cash and RSAs, respectively. The performance-based cash award may be earned on the basis of average three-year financial results of the business determined by the performance goals set at the beginning of the three-year performance cycle. Financial results below the threshold amount for the LTIP award results in no payout to the NEOs. Upon the conclusion of the three-year performance cycle, the average of the actual results will be calculated and the total payout, including amounts as may have been earned each year, will be determined. The threshold, target and maximum of goals and metrics for the 2011-2013 plan are provided in the table below. Based upon actual 2011 and 2012 results, the 2011-2013 cash-based performance award is not anticipated to provide a payout to participants.

Three-Year Performance Period 2011-2013 (Dollars in Millions)
Year	Measure	Threshold	Target	Maximum	Actual Results
2011	ROIC %	13.5%	18.4%	21.9%	2.2%
	Gross Profit $	$197.0	$207.0	$215.0	$179.8
2012	ROIC %	22.9%	27.8%	32.4%	(0.2)%
	Gross Profit $	$209.0	$219.0	$236.0	$161.2
2013	ROIC %	28.5%	33.6%	40.4%	N/A
	Gross Profit $	$222.0	$234.0	$261.0	N/A
Three Year Average	ROIC %	21.6%	26.6%	31.6%	N/A
	Gross Profit $	$209.0	$220.0	$238.0	N/A

2013 Total Direct Compensation Programs

Base Salary

Base salary increases are reviewed on a yearly basis by the Compensation Committee. Mr. Border was the only NEO to receive a base salary increase, to $240,000, effective for 2013. His last increase was awarded on January 1, 2011. A base salary increase was not awarded to the CEO or other NEOs for 2013.

AIP

For 2013, the Compensation Committee approved certain changes to the AIP performance goals. Gross Profit was eliminated as a financial performance measure and Net Sales was added for 2013. The Company will utilize the following financial performance measures: Adjusted EBITDA and Net Sales to align executive compensation with annual business objectives in 2013. Additionally, the portion of the award opportunity for the CEO and other NEOs' financial performance goals will be weighted 70% on Adjusted EBITDA and 30% on Net Sales.

2013-2015 LTIP

The LTIP design process allows the Committee to evaluate and consider the specific plan components each year. After review and consultation with the compensation consultant, the Committee transitioned to 100% equity-based compensation to more closely align the executives to shareholder value. As a result, the performance-based award based upon achievement of certain financial goals was discontinued.

In 2013, long-term incentive awards were granted to the NEOs in two vehicles: 50 percent (50%) of the total target opportunity was granted in the form of SPRs and fifty percent (50%) in Market Stock Units (“MSUs”). The value of each award and the total 2013-2015 long-term incentive opportunity to each NEO as follows:

Executive	SPRs Target Award	MSU Target Award	Total 2012 Opportunity
Michael G. DeCata	$237,500	$237,500	$475,000
Ronald J. Knutson	99,000	99,000	198,000
Neil E. Jenkins	123,000	123,000	246,000
Shon Libby	58,500	58,500	117,000
Robert O. Border	50,141	50,141	100,282

The SPRs were granted with an exercise price equal to the fair market value of Lawson stock as of the date of grant. SPRs operate in the same manner as stock options in that each participant will only realize value in an amount equal to the difference between fair market value at exercise date and the underlying exercise price. The value of the awards to be earned under the MSU portion of the LTIP will be determined as follows:

•
MSUs -the number of MSUs that will vest will be based upon share price attainment based on the trailing 30-day average closing price of the Company's common stock on the vest date of December 31, 2015. Each participant will vest in the MSUs as follows:

◦	0% of the Target MSU award if the stock price is less than $12.18 (the “Threshold Price”);

◦	50% of the Target MSU Award if the stock price is equal to the Threshold Price

◦	100% of the Target MSU Award if the stock price is equal $13.50 (the “Target Price”); or

◦	150% of the Target MSU Award if the stock price is equal to or greater than $18.00

If the final stock price is between each of the above as stated, the number of MSUs vested will be calculated using straight-line interpolation between each defined share price level.

•
SPRs - The SPRs cliff vest in full on December 31, 2015, provided that the Participant remains continuously employed by the Company through such date. Each participant will have then 5 years after this vest date to exercise some or all of the vested SPRs.

◦	The exercise price of the SPR award was equal to $12.18

◦	The executive would realize ordinary income on the difference between the exercise price and the fair market value of the SPR at exercise date

Benefits

The NEOs are eligible for both “standard” and “non-qualified” benefits. Standard benefits are generally available to all Company employees and in some cases are subject to favorable tax treatment. Our standard benefit plans cover such items as health insurance, life insurance, vacation, profit sharing, and 401(k) retirement savings. NEOs and employees are required to contribute to offset a portion of the cost of certain plans. In contrast to our standard benefits plans, non-qualified plans are not generally available to all employees and are not subject to favorable tax treatment under the Code.

The only non-qualified benefit available exclusively to selected executives is the opportunity to defer compensation in a deferred compensation plan. The deferred compensation plan allows participants to defer the receipt of earnings until a later year, and therefore, defer payment of income taxes into retirement years when income and tax levels are generally lower. A feature of the deferred compensation plan allows participants to select a set of mutual funds, which are then tracked for growth. The Company purchases life insurance policies which have been deposited into a rabbi trust to offset the Company's deferred compensation liability. We believe the deferred compensation program provides executives a valuable benefit at a relatively small cost to the Company. Executives in the plan are unsecured creditors of the Company.

The Company has broad-based, qualified, profit-sharing and 401(k) plans available to the NEOs, along with other employees, to facilitate retirement savings. For 2012, the Company made a profit sharing contribution of 1.0% of the executive's base salary up to the IRS annual compensation limit of $250,000. The Company contributed 1.0% on any amounts of the executive's base salary in excess of the $250,000 limit into the deferred compensation plan.

Perquisites

We do not currently offer perquisites for our executives, such as country club memberships, executive life insurance or car allowances. Nor do we provide executives with the use of a company aircraft, the services of an executive dining room or vehicles.

Separation, Change-in-Control, Compensation Recovery and Anti-Hedging

Employment and Change-in-Control Contracts

Certain executive officers have employment contracts with the Company. Employment and change-in-control contracts help attract executives to work for the Company by protecting them from certain risks, such as business reorganization with position elimination, or position elimination in the event of a change in control or sale of the Company. The executives or their heirs may also be protected in case of disability or death.

Clawback Policy

In 2011, the Board of Directors approved a policy for recoupment of incentive compensation (the “Clawback Policy”). The Board of Directors adopted the Clawback Policy in order to protect the Company in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws.
If such an event occurs, the Company will recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) based on the erroneous data during the 3-year period preceding the date on which the Company is required to prepare an accounting restatement in excess of what would have been paid to the executive officer under the accounting restatement, as determined by the Compensation Committee, in accordance with Section 10D of the Securities Exchange Act of 1934 as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and any applicable guidance or rules issued or promulgated thereunder.

Anti-Hedging Policy

In 2011, the Board of Directors approved an Anti-Hedging Policy. Under the Anti-Hedging Policy, the Company prohibits any executive officer of the Company or member of the Company's Board of Directors (or any designee of such executive officer or director) from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company common stock (a) granted to the executive officer or director by the Company as part of the compensation of the executive officer or director; or (b) held, directly or indirectly, by the executive officer or director.

Role of Executives in Setting Compensation

The Company's CEO makes recommendations on compensation to the Compensation Committee for all executive officers except himself. Executive officers will generally make compensation recommendations to the CEO regarding employees who report to them. Executives are not involved in decisions regarding their own compensation. The Compensation Committee has overall responsibility for the compensation programs for the CEO and other NEOs as described above under the caption “The Compensation Committee”.

Compensation Committee Interlocks and Insider Participation

In 2012, no executive officer of the Company served on the Board of Directors or Compensation Committee of any other company with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2012, and no member of the Compensation Committee was formerly an employee of the Company.

Role of the Independent Compensation Consultant

In 2012, the Compensation Committee engaged Grant Thornton LLP to perform benchmarking analyses of executive officer compensation and make recommendations on performance metrics and incentive opportunity levels for the NEOs as well as conduct a benchmarking analysis for vice president compensation levels. Grant Thornton was also asked to make recommendations related to both the Approved and Amended 2012-2014 LTIP awards, including plan design, performance metrics and goals, and related incentive opportunities and estimated plan costs. The Compensation Committee has reviewed the independence of Grant Thornton in light of new SEC rules and Nasdaq listing standards regarding compensation consultants and has concluded that Grant Thornton's work for the Compensation Committee does not raise any conflict of interest. All work performed by Grant Thornton is subject to review and approval of the Compensation Committee.

Tax & Accounting Considerations

Section 409A
Section 409A Code relates to the tax treatment of earnings when certain payments the Company is obligated to make to an executive are deferred to a future tax year. The Company has reviewed its executive employment contracts and other compensation agreements and believes they are either exempt from or in compliance with Section 409A, though we cannot guarantee any particular tax treatment under our executive compensation programs.

Policy with Respect to Section 162(m)
Section 162(m) of the Code limits the Company's ability to deduct compensation paid in any given year to a NEO in excess of $1.0 million. Performance-based compensation may be structured to be exempt from this restriction. After stockholder approval on May 10, 2011, we may grant awards, including annual incentive awards, under our 2009 Equity and Incentive Compensation Plan that are intended to meet the performance-based compensation exception under Section 162(m). However, we reserve the right to design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans. Since none of the NEOs had compensation in excess of $1MM, 162(m) did not apply.

Stock-Based Compensation
The fair value of stock-based compensation, which includes equity incentives such as stock options, RSAs, and stock appreciation rights, is measured in accordance with Generally Accepted Accounting Principles and is expensed over the applicable vesting period.

Sections 280G and 4999
Sections 280G and 4999 of the Code relate to a 20% excise tax that may be levied on a payment made to an executive as a result of a change-in-control (“CIC”) if the payment exceeds three times the executive's base earnings (as defined by the Code Section 280G). The Company seeks to minimize the tax consequences that might arise under a potential CIC of Lawson by limiting the amount of compensation that may be paid to an executive in such a circumstance. In the event the excise tax is triggered, the existing CIC agreements provide that the Company will reduce the CIC payment by the amount necessary so that the payment will not be subject to the excise tax, if this would result in the most beneficial outcome for the executive, net of all federal state and excise taxes. Should the Company not reduce the payment as noted, the existing agreements do not provide for any gross-up payment related to potential Code section 280G excise taxes, which are the sole responsibility of the executive.

Report of the Compensation Committee

The Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K for the year ended December 31, 2012. Based on such review and discussion, the Compensation Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted by the Compensation Committee:

Lee S. Hillman (Chairman)
Andrew B. Albert
I. Steven Edelson
Robert G. Rettig

COMPENSATION AGREEMENTS

Key terms of compensation agreements currently in effect between the Company and its executive officers are summarized below.

Mr. Michael G. DeCata

Mr. DeCata became employed under an October 16, 2012 agreement. During 2012, Mr. DeCata's annual base salary was set at $475,000.

The agreement provides that he is eligible for a One-Time 2012 Bonus Payment of $118,750 if remaining actively employed by the Company through the date other senior executives of the Company receive payment under the Senior Executive Officer Annual Incentive Plan with respect to services provided in 2012 calendar year. Mr. DeCata will become eligible for performance-based annual incentive bonuses with a target bonus for 2013 of 100% of his base salary.

Mr. DeCata is eligible to participate in the LTIP and to receive various equity-based compensation awards, including stock options, SPRs, RSAs and stock award grants. The agreement also provides of an Initial Equity Grant of 200,000 stock performance rights effective September 24, 2012, the date Mr. DeCata was appointed President and Chief Executive Officer, pursuant to the Lawson Products, Inc. Amended Stock Performance Plan.

If the Company terminates Mr. DeCata without cause, or he terminates his employment for good reason, Mr. DeCata will receive his then current base salary for 18 months; an amount equal to Mr. DeCata's target bonus with respect to the year in which termination occurs (or, if the target bonus for such year has not been established as of the date of termination, the target bonus for the prior year); coverage under the Company's health benefit plans for an additional 18 months following termination; and all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days.

If within 12 months following a CIC, the Company terminates Mr. DeCata's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the higher of the target bonus or the actual bonus for the prior year. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days, and Mr. DeCata and his family will be covered under the Company's health benefit plans for two years following termination.

In the event Mr. DeCata dies while employed by the Company, his designated beneficiaries will receive an amount equal to 1.5 times Mr. DeCata's then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 18 months.

If Mr. DeCata becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. DeCata has agreed not to compete with the Company during the period of employment and for a period of 18 months thereafter.

Mr. Ronald J. Knutson

Mr. Knutson is employed under an amended and restated employment agreement as of August 29, 2012. In the second half of 2012, Mr. Knutson's annual base salary was set at $330,000.

The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, RSAs and stock award grants.

If the Company terminates Mr. Knutson without cause, or he terminates his employment for good reason, Mr. Knutson will receive his then current base salary for 2 years; a pro rata bonus based on the most recent annual bonus; any 2013 or 2014 Special Bonus that has not been paid; outplacement services not to exceed $25,000; and coverage under the Company's health benefit plans for an additional two years following termination.

If within 12 months following a CIC, the Company terminates Mr. Knutson's employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. If the date of termination is before March 31, 2014, the Company will pay Mr. Knutson the Pro-Rated Special Bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days. Mr. Knutson and his family will be covered under the Company's health benefit plans for two years following termination; as well as outplacement services not to exceed $25,000.

In the event Mr. Knutson dies while employed by the Company, his designated beneficiaries will receive an amount equal to 2 times Mr. Knutson's then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 2 years. If the date of termination is before March 31, 2014, the Company will also pay any Pro-Rated 2013 or 2014 Special Bonus that is payable, but has not yet been paid.

If Mr. Knutson becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years. If the date of termination is before March 31, 2014, the Company will also pay any Pro-Rated 2013 or 2014 Special Bonus that is payable, but has not yet been paid.

Mr. Knutson has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Neil E. Jenkins

Mr. Jenkins is employed under an amended and restated employment agreement as of August 29, 2012. In the second half 2012, Mr. Jenkins' annual base salary was set at $410,000.

The agreement provides that he will be eligible for performance-based annual incentive bonuses, he is eligible to participate in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, RSAs and stock award grants.

If the Company terminates Mr. Jenkins without cause, or he terminates his employment for good reason, Mr. Jenkins will receive his then current base salary for 2 years; a pro rata bonus based on the most recent annual bonus; and coverage under the Company's health benefit plans for an additional two years following termination.

If within 12 months following a CIC, the Company terminates Mr. Jenkins' employment without cause or if he terminates his employment for good reason, he will be entitled to receive a lump sum payment equal to two times his then current annual base salary and two times the most recent annual bonus. In addition, all previously unvested equity-based compensation awards granted to him will immediately vest and become fully exercisable as of the date of termination for a period of 90 days. Mr. Jenkins and his family will be covered under the Company's health benefit plans for two years following termination.

In the event Mr. Jenkins dies while employed by the Company, his designated beneficiaries will receive an amount equal to 2 times Mr. Jenkins' then current annual base salary and they will be entitled to coverage under the Company's health benefit plans for an additional 2 years.

If Mr. Jenkins becomes disabled, the Company will pay his compensation at a rate equal to 100% of his then current salary for twelve months and at a rate equal to 60% of his then current salary for twenty-four months thereafter. Coverage under the Company's health benefit plan will be continued for five and one-half years.

Mr. Jenkins has agreed not to compete with the Company during the period of employment and for a period of two years thereafter.

Mr. Shon R. Libby

Mr. Libby is not employed under an employment agreement and therefore any severance payments would follow the Company's Severance Pay Plan. Mr. Libby is eligible for performance-based annual incentive bonuses, as well as participation in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, RSAs and stock award grants. As stated in his LTIP agreement, any awards shall immediately vest in full in the event of a Change in Control.

Mr. Robert O. Border

Mr. Border is not employed under an employment agreement and therefore any severance payments would follow the Company's Severance Pay Plan. Mr. Border is eligible for performance-based annual incentive bonuses, as well as participation in the LTIP and he is eligible to receive various equity-based compensation awards including stock options, RSAs and stock award grants. As stated in his LTIP agreement, any awards shall immediately vest in full in the event of a Change in Control.

2012 SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the last three fiscal years awarded to or earned by individuals who served during 2012 as the Company's CEO, Chief Financial Officer and each of the Company's three other most highly compensated executive officers in 2012. The following table includes all amounts awarded to the CEO and other NEOS related to the LTIPs and RSAs granted by the Compensation Committee throughout the current and previous performance cycles.

					SPR/	Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)(3)	($)(4)(5)	($)(6)	Total ($)

Michael G. DeCata (7)(8)(9)	2012	118,750	118,750	—	760,000	—	3,958	1,001,458
President and	2011	—	—	—	—	—	—	—
Chief Executive Officer	2010	—	—	—	—	—	—	—

Ronald J. Knutson (10)	2012	330,000	—	43,680	124,880	186,424	15,530	700,514
Executive Vice President,	2011	291,200	—	43,680	—	55,765	14,943	405,588
Chief Financial Officer	2010	280,000	—	105,060	17,316	200,999	15,900	619,275

Neil E. Jenkins	2012	410,000	—	55,845	142,720	246,000	19,558	874,123
Executive Vice President,	2011	372,300	—	55,845	—	90,090	19,039	537,274
Secretary and General Counsel	2010	365,000	—	109,500	—	257,454	20,075	752,029

Shon R. Libby (11)(12)	2012	236,293	—	10,374	44,600	117,054	232,635	640,956
Senior Vice President, Sales	2011	—	—	—	—	—	—	—
and Marketing	2010	—	—	—	—	—	—	—

Robert O. Border (12)	2012	222,848	—	25,070	44,600	133,709	11,142	437,369
Senior Vice President,	2011	—	—	—	—	—	—	—
Chief Information Officer	2010	—	—	—	—	—	—	—

Thomas J. Neri	2012	381,250	—	125,000	—	—	1,128,403	1,634,653
Former President and	2011	500,000	—	125,000	—	147,500	27,400	799,900
Chief Executive Officer	2010	500,000	—	250,000	—	711,605	29,800	1,491,405

(1)	The amounts listed in this column represent the base salary paid to the NEO in 2012, 2011 and 2010.

(2)
The amounts in this column represent the aggregate grant date fair value of the stock-based portion of the 2012-2014 LTIP to be paid at the end of the three-year performance period. Due to Mr. Neri's retirement, the awards granted have been forfeited.

(3)
The amounts in this column represent the aggregate grant date fair value of the SPRs and Non-Qualified Stock Options awarded using the Black-Scholes option valuation model. These amounts reflect fair value of these awards for 2012 at the date of grant equal to $2.23 and may not correspond to the actual value that will be realized by the NEO. Fifty percent of Mr. DeCata's 2012 SPR award was valued using the lattice valuation model (the portion that vests based on achieving a share price target) and the remaining fifty percent was valued using the Black-Scholes option valuation model (the portion that vests based on service). These amounts reflect fair values of $352,000 and $408,000 respectively.

(4)	Amounts represent AIP bonuses earned (rather than paid) for services performed in the respective year. The AIP bonuses awarded in 2012 were paid out in 2013.

(5)
The cash-based portion of the 2012-2014 LTIP award will be included in Non-Equity Incentive Plan Compensation column when the amounts are earned. The maximum award that can be earned in year three if maximum three-year average goals are met is $196,560; $251,303; $46,683; and $112,817 for Mr. Knutson, Mr. Jenkins, Mr. Libby and Mr. Border, respectively. The cash-based portion of the 2012-2014 LTIP award was forfeited in exchange for Stock Performance Rights and Non-Qualified Stock Options in October 2012.

(6)	See All Other Compensation table for details regarding the amounts in this column for 2012.

(7)	Mr. DeCata joined the Company in September 2012.

(8)	As agreed to in his Employment Agreement, Mr. DeCata is eligible for a One-Time 2012 Bonus Payment of $118,750 based on his continued employment with the Company.

(9)
Mr. DeCata received an Initial Equity Award of 200,000 SPRs. 50% of award is contingent on the participant's continued employment through three year anniversary from grant date and 50% of award is based on the value of the Company's common stock reaching 200% of the exercise price from initial grant date.

(10)	Mr. Knutson received a RSA and a stock performance award in 2010.

(11)	Represents the amount earned in 2012 including the amount earned prior to Mr. Libby's promotion on July 1, 2012.

(12)	Messrs. Libby and Border became executive officers after the management transition in 2012.

ALL OTHER COMPENSATION IN 2012

	(1)	(2)	Deferred
	Profit	Defined	Compensation	(3)	(4)	(5)
	Sharing	Matching	Plan	Severance	Unused	Relocation
Name and Principal Position	Contribution	Contribution	Contributions	Payments	Vacation	Payments	Total

Michael G. DeCata	—	$3,958	—	—	—	—	$3,958
President and Chief Executive Officer

Ronald J. Knutson	$2,500	$12,424	$606	—	—	—	$15,530
Executive Vice President, Chief Financial Officer

Neil E. Jenkins	$2,500	$15,646	$1,412	—	—	—	$19,558
Executive Vice President, Secretary and General Counsel

Shon R. Libby	$2,362	$8,796	—	—	—	$221,477	$232,635
Senior Vice President, Sales and Marketing

Robert O. Border	$2,228	$8,914	—	—	—	—	$11,142
Senior Vice President, Chief Information Officer

Thomas J. Neri	—	$11,438	—	$1,100,811	$16,155	—	$1,128,403
Former President and Chief Executive Officer

(1)	The Company made a profit sharing contribution of 1.0% of base salary up to the 2012 IRS annual compensation limit of $250,000.

(2)	The Company matches employee contributions of 100% on the first 3% of the employee's contributions and 50% on the next 2% of contributions.

(3)
The amount in this column represent the severance payment made in connection with Mr. Neri’s retirement. He received benefits for a termination without "Cause" or for "Good Reason" under Section 5(b) of the Employment Agreement, dated as of August 29, 2012.

(4)
The amount in this column represents accrued vacation time paid in connection with Mr. Neri’s retirement. He received benefits for a termination without "Cause" or for "Good Reason" under Section 5(b) of the Employment Agreement, dated as of August 29, 2012.

(5)	The amount in this column represent the relocation payments made to Mr. Libby.

GRANTS OF PLAN-BASED AWARDS IN 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Options of Stock (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Award Options($) (1)

Michael G. DeCata
Initial Equity Award (2)	9/24/2012	—	—	—	—	200,000	5.96	760,000

Ronald J. Knutson
2012 AIP (3)	3/15/2012	23,302	77,677	186,424
2012-2014 LTIP (4)	1/3/2012	65,520	131,040	262,080	2,763			43,680
2012-2014 LTIP (5)	10/2/2012					28,000	10.00	62,440
2012-2014 LTIP (6)	10/2/2012					28,000	10.00	62,440

Neil E. Jenkins
2012 AIP (3)	3/15/2012	30,750	102,500	246,000
2012-2014 LTIP (4)	1/3/2012	83,768	167,535	335,070	3,532			55,845
2012-2014 LTIP (5)	10/2/2012					32,000	10.00	71,360
2012-2014 LTIP (6)	10/2/2012					32,000	10.00	71,360

Shon R. Libby
2012 AIP (3)	3/15/2012	14,632	48,773	117,054
2012-2014 LTIP (4)	1/3/2012	15,561	31,122	46,683	656			10,374
2012-2014 LTIP (5)	10/2/2012					10,000	10.00	22,300
2012-2014 LTIP (6)	10/2/2012					10,000	10.00	22,300

Robert O. Border
2012 AIP (3)	3/15/2012	16,714	55,712	133,709
2012-2014 LTIP (4)	1/3/2012	37,606	75,211	150,422	1,586			25,070
2012-2014 LTIP (5)	10/2/2012					10,000	10.00	22,300
2012-2014 LTIP (6)	10/2/2012					10,000	10.00	22,300

Thomas Neri
2012 AIP (7)	3/15/2012
2012-2014 LTIP (7)	1/3/2012	187,500	375,000	750,000	7,906			125,000

(1)	Represents the grant date fair value of the RSAs, Options and SPRs granted under the equity-based portion of the LTIP award.

(2)
As agreed to in Employment Agreement, Mr. DeCata is eligible for an Initial Equity Award of 200,000 Stock Performance Rights. 50% of amount awarded is contingent on the participant's continued employment through three year anniversary from grant date (fair market value of $352,000). The other 50% of the amount awarded is contingent on the participant's continued employment with the Company and the value of the Company's common stock reaching 200% of the exercise price from initial grant date (fair market value of $408,000).

(3)	Reflects potential awards under the Amended 2012 AIP. These awards were paid in March 2013.

(4)
Non-Equity amounts represent the threshold, target and maximum amount that could have been earned under our cash-based portion of the LTIP. These amounts were forfeited 10/2/12 in exchange for non-qualified stock options and stock performance rights.

(5)	Awards are non-qualified stock options that will cliff vest at the end of the three-year performance cycle.

(6)
Award was contingent upon the participant's agreement to cancel the participant's performance-based cash award for this period. Awards are stock performance rights that will be awarded and vest at the end of the three-year performance cycle.

(7)	Due to Mr. Neri's retirement, the awards granted have been forfeited.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Stock Performance Rights and Stock Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options/SPRs		Options/SPR Exercise Price		Options/SPR Expiration Date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested (2)

Named Executive Officer	Exercisable	Unexercisable

Michael G. DeCata	—	200,000	5.96	(3)	9/24/2022

Ronald J. Knutson	1,733	867	14.04	(4)	5/10/2017
	—	28,000	10.00	(5)	10/2/2017
	—	28,000	10.00	(6)	10/2/2017
				(7)		500	$4,950
				(8)		2,315	$22,919
				(9)		2,763	$27,354

Neil E. Jenkins	7,200	—	26.85		8/12/2013
	10,000	—	25.43	(10)	3/17/2018
	7,800	—	17.65	(11)	12/22/2016
	—	32,000	10.00	(5)	10/2/2017
	—	32,000	10.00	(6)	10/2/2017
				(8)		2,959	$29,294
				(9)		3,532	$34,967

Shon R. Libby	3,000	—	17.65	(11)	12/22/2016
	—	10,000	10.00	(5)	10/2/2017
	—	10,000	10.00	(6)	10/2/2017
				(8)		550	$5,445
				(9)		656	$6,494

Robert O. Border	1,200	—	17.65	(11)	12/22/2016
	—	10,000	10.00	(5)	10/2/2017
	—	10,000	10.00	(6)	10/2/2017
				(8)		1,329	$13,157
				(9)		1,586	$15,701

Thomas J. Neri	5,000	—	33.15		12/8/2013
Former Employee	12,200	—	17.65		12/22/2016

(1)
The data in this chart represents grants under the Stock Performance Rights (“SPRs”) which have similar characteristics as options since they are tied to performance of the Company’s stock price but are settled in cash upon exercise.

(2)	Valued at closing stock price at December 31, 2012 of $9.90.

(3)	50% will become fully vested upon Company stock price reaching 200% of exercise price (not exercisable until 9/24/13). 50% contingent on the particpant's continued employment through 9/24/15.

(4)	Will fully vest on May 10, 2013.

(5)
Contingent upon the participant agreement to cancel the participant's performance-based cash award for this period; and will vest 12/31/14. Awards are non-qualified stock options that will be awarded and vest at the end of the three-year performance cycle on 12/31/14.

(6)
Contingent upon the participant agreement to cancel the participant's performance-based cash award for this period; and will vest 12/31/14. Awards are stock performance rights that will be awarded and vest at the end of the three-year performance cycle on 12/31/14.

(7)	Represents RSAs granted on 12/22/2009 and RSAs granted to Mr. Knutson on May 10, 2010. Awards ratably vest over a three-year period.

(8)	Represents the RSAs granted on 3/15/2011, which cliff vest on 12/31/2013 subject to the recipient’s continued employment with the Company.

(9)	Represents the RSAs granted on 1/3/2012, which cliff vest on 12/31/2014 subject to the recipient’s continued employment with the Company.

(10)	Fully vested on March 17, 2011.

(11)	Fully vested on December 22, 2012.

OPTIONS/SPR EXERCISES AND STOCK VESTED IN 2012

There were no exercises of SPRs for any of the NEOs during the year ended December 31, 2012. The following table represents the number of shares acquired upon vesting in 2012 based upon the initial grant of RSAs on December 22, 2009 and the related value, as well as the vesting under the 2010-2012 Vice President LTIP.

	Stock Awards
Named Executive Officer	Number of shares acquired on vesting (#)	Value realized on vesting ($) (1)(2)	Number of options acquired on vesting (#)	Value realized on vesting ($) (4)

Michael G. DeCata	—	—	—	—

Ronald J. Knutson (3)	500	5,930	—	—

Neil E. Jenkins (3)	1,200	11,448	—	—

Shon R. Libby (3)	467	4,455	565	5,594

Robert O. Border (3)	200	1,908	—	—

Thomas J. Neri	—	—	—	—
Former CEO and President

(1)
Represents the aggregate dollar value realized upon vesting of the restricted stock awards based upon the market value of the common stock on the vesting date. All participant awards vested on 12/22/12, with the exception of Mr. Knutson.

(2)	Represents the aggregate dollar value realized upon vesting of the restricted stock awards. Mr. Knutson's award vested on 5/10/12.

(3)	Represents RSAs granted on 12/22/2009; awards vested ratably over a three-year period.

(4)	Represents amounts earned and vested under the 2010-2012 Vice President Long-Term Incentive Plan. Awards vested on 12/31/12.

NONQUALIFIED DEFERRED COMPENSATION

With respect to the Company's 2004 Executive Deferral Plan, certain executives, including NEOs, may defer portions of their base salary, bonus, LTIP awards, and the “excess” contribution to the profit-sharing plan. Deferral elections are made by eligible executives by the end of the year proceeding the plan year for which the election is made. An executive may defer a minimum of $2,000 aggregate of base salary, bonus and/or LTIP award. The maximum deferral amount for each plan year is 80% of base salary, 100% of bonus and 100% of LTIP amounts.

The investment options available to an executive include some funds generally similar to or as available through the Company's qualified retirement plan. The Company does not provide for any above market return for participants in the 2004 Executive Deferral Plan.

Distributions from the Plan

An executive may elect to receive distributions under three scenarios, receiving benefits in either a lump sum or in annual installments up to five years in the event of termination and up to fifteen years in the event of death or disability. Upon demonstrating an unforeseeable financial emergency and receipt of approval from the Compensation Committee, an executive may interrupt deferral or be allowed to access funds in his deferred compensation account. In the event of a change in control of the Company, an independent third party administrator would be appointed to oversee the plan.

Named Executive Officer	Executive Contributions in Last FY	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(2)

Michael G. DeCata	—	—	—	—	—

Ronald J. Knutson	$11,153	$606	$7,129	—	$59,766

Neil E. Jenkins	$18,018	$1,412	$231,794	—	$2,077,811

Shon R. Libby	—	—	—	—	—

Robert O. Border	—	—	—	—	—

Thomas J. Neri (3)	$22,125	—	$219,044	—	$3,009,466

(1)	Each of these amounts was also reported in the column "All Other Compensation" in the 2012 Summary Compensation Table above.

(2)	Amounts reported at the beginning of the fiscal year were $0, $40,878, $1,826,587, $0, and $0 for Mr. DeCata, Mr. Knutson, Mr. Jenkins, Mr. Libby and Mr. Border, respectively.

(3)	Mr. Neri is eligible to receive a payment from the Nonqualified Deferred Compensation Plan in April 2013, as stated in the Executive Deferral Plan.

SUMMARY TABLE OF POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE-IN-CONTROL

The following table outlines potential payments to our NEOs under existing contracts, agreements, plans or arrangements for various scenarios under termination or a CIC, assuming a December 31, 2012 termination date and the closing price of our common stock of $9.90 on that date. The termination benefits are further described in the foregoing Compensation Agreements section. Payments may be reduced if it would result in the imposition of an excise tax under Code Section 280G and the reduction would result in the executive officer receiving a greater amount net of tax payment. The actual amounts payable can only be calculated at the time of the event. This table only reflects amounts with respect to contracts and agreements that are beyond those benefits generally available to all salaried employees. In addition, upon termination, payments due to executives include distribution of any balance in the deferred compensation plan, any accrued and unpaid vacation and all other benefits that have been accrued but not yet paid.

In order for the CEO and other NEOs to receive the acceleration of benefits listed below upon a change in control, termination of employment is required within a designated time period after the occurrence of a CIC. This approach is commonly referred to as a "double trigger" acceleration upon a CIC.

	Change of Control	Termination Without Cause by Lawson	Voluntary Termination for Good Reason by Executive	Death	Disability

Michael G. DeCata
Base Salary	$950,000	$712,500	$712,500	$712,500	$1,045,000
Annual Incentive Plan	237,500	118,750	118,750	—	—
Stock Performance Rights (1)	788,000	788,000	788,000	—	—
Medical Benefits	25,946	19,459	19,459	19,459	71,351
Cutback Deduction (2)	—	—	—	—	—
Total	$2,001,446	$1,638,709	$1,638,709	$731,959	$1,116,351

Ronald J. Knutson (3)
Base Salary	$660,000	$660,000	$660,000	$660,000	$726,000
Annual Incentive Plan	111,530	55,765	55,765	—	—
Special Retention Bonus	72,800	72,800	72,800	72,800	72,800
2011-2013 & 2012-2014 RSAs (4)	55,222	—	—	—	—
2011-2013 LTIP target (cash portion)	131,040	—	—	—	—
Medical Benefits	25,946	25,946	25,946	25,946	71,351
Total	$1,056,538	$814,511	$814,511	$758,746	$870,151

Neil E. Jenkins (3)
Base Salary	$820,000	$820,000	$820,000	$820,000	$902,000
Annual Incentive Plan	180,180	90,090	90,090	—	—
2011-2013 & 2012-2014 RSAs (4)	64,261	—	—	—	—
2011-2013 LTIP target (cash portion)	167,535	—	—	—	—
Medical Benefits	25,946	25,946	25,946	25,946	71,351
Total	$1,257,922	$936,036	$936,036	$845,946	$973,351

Shon R. Libby (5)
Base Salary	$—	$390,000	$—	$—	$—
Special Retention Bonus	—	53,945	53,945	53,945	53,945
2011-2013 & 2012-2014 RSAs (4)	11,939	—	—	—	—
2011-2013 LTIP target (cash portion)	31,122	—	—	—	—
Medical Benefits	—	19,459	—	—	—
Total	$43,061	$463,404	$53,945	$53,945	$53,945

Robert O. Border (5)
Base Salary	$—	$334,272	$—	$—	$—
Special Retention Bonus	—	55,712	55,712	55,712	55,712
2011-2013 & 2012-2014 RSAs (4)	28,859	—	—	—	—
2011-2013 LTIP target (cash portion)	75,211	—	—	—	—
Medical Benefits	—	19,459	—	—	—
Total	$104,070	$409,443	$55,712	$55,712	$55,712

(1)	The value of the exercise of SPRs is calculated using year-end 12/31/2012 stock price of $9.90.

(2)
Mr. DeCata would receive more compensation without the cutback, after paying income and excise taxes (maximizing the net payment to the executive but still subjecting the employer to a potential loss of deduction); therefore, the cutback deduction would not be applied.

(3)
Termination payment does not include the payouts of deferred compensation of $59,766 and $2,077,811 due Mr. Knutson and Mr. Jenkins, respectively. These amounts are discussed above under the caption “Nonqualified Deferred Compensation”.

(4)	Accelerated vesting of the unvested shares of restricted stock is valued at the closing price of our Common Stock on December 31, 2012 of $9.90.

(5)
Messrs. Libby and Border are not employed under an employment agreement or a change-in-control agreement so these executives do not have payments under a CIC except for those provided as stated in their award agreements.

DIRECTOR COMPENSATION IN 2012

Director Compensation

In 2012, Lawson's non-employee directors received an annual cash retainer of $75,000 for participating in the Board and Board committee meetings. The directors also received a regular cycle annual restricted stock grant with a grant date fair value of $60,000 that cliff-vests upon the one-year anniversary of the date of grant. Directors' travel expenses for attending meetings are reimbursed by the Company.

The Chairman of the Board received an additional $25,000 for his service as Chairman and the Chairpersons of the respective Board committees received additional compensation as follows:

Committee Chairperson	Additional Annual Compensation

Audit	$15,000
Compensation	10,000
Financial Strategies	5,000
Management Development	5,000
Nominating and Governance	5,000

Director Compensation Table

The following table shows compensation earned in 2012 by non-employee directors.

Director	2012 Fees Earned or Paid In Cash	2012 Stock Awards (1)	2012 Total

Andrew B. Albert	$75,000	$60,000	$135,000
I. Steven Edelson	75,000	60,000	135,000
James S. Errant	75,000	60,000	135,000
Lee S. Hillman	90,000	60,000	150,000
Ronald B. Port, M.D.	100,000	60,000	160,000
Thomas S. Postek	90,000	60,000	150,000
Robert G. Rettig	75,000	60,000	135,000
Wilma J. Smelcer	85,000	60,000	145,000

(1) Represents the grant date fair value of the RSAs for 2012 Board Service

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company's policy regarding related party transactions is outlined in the Code of Business Conduct which is applicable to all employees and sales representatives and is available on our website at www.lawsonproducts.com in the investor relations corporate governance section. Additionally, all directors and senior officers of the Company must complete an annual questionnaire in which they are required to disclose in writing any related party transactions.

The Company's policy is for all transactions between the Company and any related person to be promptly reported to the Company's Chief Ethics and Business Conduct Officer who will gather the relevant information about the transaction and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a material related party transaction to be presented to the Board of Directors. The Board of Directors then approves, ratifies, or rejects the transaction. A majority of the members of the Company's Board of Directors and a majority of independent and disinterested directors must approve the transaction for it to be ratified. The Board of Directors only approves those proposed transactions that are in, or not inconsistent with, the best interests of the Company and its stockholders.

The Company's Chairman of the Board, Dr. Port, is a partner in two partnerships that have an interest in Lawson's common stock. During 2010, litigation was initiated against Dr. Port, requesting that the partnerships be changed to allow the partners to have more control over their respective shares. The suit named Dr. Port as a defendant based on his role in the partnerships and as a director of the Company. The Company was not a party to the lawsuit. In 2011 and 2010, the Company incurred $0.1 million and $0.7 million for legal services provided to Dr. Port in relation to this litigation.

FEES BILLED TO THE COMPANY BY ERNST & YOUNG LLP

Ernst & Young LLP was the Company's principal accountant for years 2012 and 2011. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for such years were as follows:

	Year Ended December 31, 2012
	2012		2011
Audit Fees	$635,000	(1)	$843,250
Audit-Related Fees	—		—
Tax Fees	241,591		373,789
All Other Fees	—		25,000
Percentage of Total Fees Attributable to Non-Audit (“other”) Fees	0.00%		2.01%
	$876,591		$1,242,039

(1)	Represents the original estimate of fees. The Company and Ernst & Young are in discussions to finalize the fee with regard to the 2012 audit.

Audit Fees

Audit services include fees for the annual audit, review of the Company's reports on Form 10-Q each year, consulting on accounting and auditing matters and fees related to Ernst & Young LLP's audit of the Company's effectiveness of internal control over financial reporting as required by the Rule 404 Sarbanes-Oxley Act of 2002.

Audit-Related Fees

There were no Audit-Related Fees billed by Ernst & Young, LLP in 2012.

 Tax Fees

Aggregate fees of $241,591 in 2012 and $373,789 in 2011 were billed by Ernst & Young LLP for domestic and international income tax compliance and tax consulting services.

All Other Fees

There were no All Other Fees billed in 2012, but $25,000 was billed in 2011 by Ernst & Young LLP for other tax consulting services.

The Audit Committee has considered the compatibility of the non-audit services provided by Ernst & Young LLP to Ernst & Young LLP's continued independence and has concluded that the independence of Ernst & Young LLP is not compromised by the performance of such services.

Pre-Approval of Services by External Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and considers whether these services are compatible with the auditor's independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Audit Committee meetings provided that the decision to approve the service is presented at the next scheduled Audit Committee meeting. All non-audit services provided by the external auditor must be pre-approved by the Audit Committee Chairman prior to the engagement and ratified by the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services by the Company's external auditors in 2012.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Audit Committee's next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2012, include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

With regard to the 2012 audit, the Audit Committee discussed with the Company's independent auditors the scope, extent and procedures for their audits. Following the completion of the audit, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2012 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61, as amended (AICPA, Professional Standards, Volume 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. SAS 61, as amended, requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Ernst & Young LLP a letter providing the disclosures required by the Public Company Accounting Oversight Board Rule 3526 (Independence Discussions with Audit Committees), as adopted by the Public Company Oversight Board in Rule 3600T, with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us. Ernst & Young LLP confirmed in its letter that, in its professional judgment, it is independent of the Company.

Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2012 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

The Audit Committee has reviewed management's process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management's progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company's independent auditors with respect to such financial statements.

Respectfully submitted by the Audit Committee:

Thomas S. Postek (Chairman)
Robert G. Rettig
Lee S. Hillman
Wilma J. Smelcer

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Section16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of shares of the Company's Common Stock (collectively, “Reporting Persons”), to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2012 all of the Reporting Persons complied with all applicable Section 16(a) filing requirements except for one late filing with respect to 5,500 shares purchased by Mr. Michael G. DeCata on November 1, 2012 which was filed with the SEC on November 8, 2012, instead of the required due date of November 5, 2012.

Householding of Annual Meeting Materials

A copy of our Annual Report on Form 10-K for the year ended December 31, 2012, excluding certain of the exhibits, Notice of Annual Meeting or Proxy Statement may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 8770 W. Bryn Mawr, Chicago, Illinois, 60631. Copies are also available to the public free of charge on or through our website at www.lawsonproducts.com. Information on our website is not incorporated by reference into this report.

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2012 Annual Report on Form 10-K may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of these documents either now or in the future, please contact your bank, broker or other nominee.

Deadline for Receipt of Stockholder Proposals for 2013 Annual Meeting

In order to be properly evaluated for inclusion in the Proxy relating to next year's annual meeting, any stockholder proposals must be in writing and received at the Company's corporate headquarters located at 8770 W. Bryn Mawr, Chicago, Illinois, 60631 by December 2, 2013.

In addition, in order to be properly presented at next year's annual meeting, notice of a stockholder proposal must be received between January 24, 2014 and February 13, 2014, at the Company's corporate headquarters, 8770 W. Bryn Mawr, Chicago, Illinois, 60631, unless the meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of the May 14, 2013 meeting. Refer to the Company's by-laws for further details regarding the proper timing and procedures for submitting proposals.

The Board of Directors knows of no other proposals which may be presented for action at this year's annual meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Conclusion
Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

By Order of the Board of Directors

Neil E. Jenkins
Secretary

March 28, 2013

LAWSON Products

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 14, 2013.

Vote by Internet

- Go to **www.envisionreports.com/LAWS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposal — The Board of Directors recommends a vote FOR all nominees listed.

1. ELECTION OF DIRECTORS:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - James S. Errant	☐	☐	02 - Lee S. Hillman	☐	☐	03 - Michael G. DeCata	☐	☐

Instruction: To maximize the number of nominees elected to the Company's Board of Directors, unless otherwise specified below, this proxy authorizes the proxies named on the reverse side to cumulate all votes that the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees listed above as the proxies shall determine, in their sole and absolute discretion. To specify a different method of cumulative voting, write "Cumulate For" and the number of shares and the name(s) of the nominee(s) on this line: ______________________________

2. In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Attorneys should submit powers of attorney.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 1 6 1 3 3 8 1

MRA SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MRA SAMPLE AND MRA SAMPLE AND MR A SAMPLE AND MRA SAMPLE AND MRA SAMPLE AND MR A SAMPLE AND

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Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting your shares electronically.

The Computershare Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until 1:00 a.m. Central Time, on May 14, 2013.

Your vote is important. Please vote immediately.

If you vote over the internet or by telephone, please do not mail your card.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

LAWSON Products

Proxy – LAWSON PRODUCTS, INC.

Solicited on Behalf of the Board of Directors for the Annual Meeting, May 14, 2013, Chicago, Illinois

The undersigned hereby makes, constitutes and appoints Neil E. Jenkins and Ronald J. Knutson, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc. (the "Company"), to be held at Triangle Plaza, 8770 West Bryn Mawr Avenue, Room 936, Chicago, Illinois, on Tuesday, May 14, 2013, at 10:00 A.M. (Local Time), or any adjournment thereof.

If a properly signed proxy is returned without any choices marked, the proxies will distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors' nominees.

The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2013. A copy of the Notice, the accompanying Proxy Statement for the 2013 Annual Meeting of Shareholders and our 2012 10-K are available at www.edocumentview.com/LAWS.

(Please Sign on Reverse Side)